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                                                                   EXHIBIT T3E-3

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

In re:                               Section
                                     Section
                                     Section
TEXAS PETROCHEMICALS LP              Section        Case No. 03-40258-H3-11
                                     Section
                                     Section        Chapter 11
Debtor.                              Section
                                     Section

                            TEXAS PETROCHEMICALS LP'S
                                 FOURTH AMENDED
                             PLAN OF REORGANIZATION

                                          Henry J. Kaim
                                          Texas Bar No. 11075400
                                          Mark W. Wege
                                          Texas Bar No. 21074225
                                          BRACEWELL & PATTERSON, L.L.P.
                                          711 Louisiana, Suite 2900
                                          Houston, Texas 77002

                                          ATTORNEYS FOR THE DEBTOR

Dated:  March 11, 2004

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                                TABLE OF CONTENTS

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ARTICLE I             DEFINITIONS AND INTERPRETATION............................................................     1

         1.1      Rules of Interpretation.......................................................................     1

         1.2      Definitions...................................................................................     1

ARTICLE II            PROVISION FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS............     2

         2.1      Treatment of Allowed Administrative Expense Claims............................................     2

         2.2      Bar Date for the Filing and Assertion of Administrative Expense Claims, Including
                  Professional Claims but Excluding Ordinary Course Administrative Claims.......................     2

         2.3      Treatment of Allowed Priority Tax Claims......................................................     3

ARTICLE III           CLASSIFICATION OF CLAIMS AND PARTNERSHIP INTERESTS........................................     3

         3.1      Creation of Classes...........................................................................     3

         3.2      Claims May Be in More Than One Class..........................................................     3

ARTICLE IV            IDENTIFICATION OF CLASSES OF CLAIMS AND PARTNERSHIP INTERESTS THAT ARE AND ARE NOT
                      IMPAIRED UNDER THIS PLAN..................................................................     4

         4.1      Classes of Claims Not Impaired................................................................     4

         4.2      Impaired Classes of Claims....................................................................     4

         4.3      Impairment Controversies......................................................................     4

ARTICLE V             PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS AND PARTNERSHIP INTERESTS...................     4

         5.1      Class 1 -- Allowed Priority Claims............................................................     4

         5.2      Class 2 -- Allowed Secured Claims of the Revolving Lenders....................................     4

         5.3      Class 3 -- Allowed Secured Claims of the Term Lenders.........................................     6

         5.4      Class 4 -- Allowed Other Secured Claims.......................................................     8

         5.5      Class 5 -- Allowed Unsecured Claims...........................................................    10

         5.6      Class 6 -- Allowed Convenience Claims.........................................................    12

         5.7      Class 7 -- Partnership Interests..............................................................    13

         5.8      Allowance of Unliquidated or Contingent Claims................................................    13

ARTICLE VI            ACCEPTANCE OR REJECTION OF PLAN...........................................................    13

         6.1      Classes and Claims Entitled to Vote...........................................................    13

ARTICLE VII           PROCEDURES FOR RESOLVING AND TREATING CONTESTED AND DISPUTED CLAIMS UNDER THE PLAN........    14
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         7.1      Responsibility for Objecting to Claims........................................................    14

         7.2      Objections to Claims..........................................................................    14

         7.3      Amendments to Claims; Claims Filed After the Confirmation Date................................    14

         7.4      No Distributions Until Claim is an Allowed Claim..............................................    15

         7.5      Voting........................................................................................    15

         7.6      Prohibition on Distributions Attributable to Claims While Any Avoidance Litigation is
                  Pending.......................................................................................    15

ARTICLE VIII          THE CASH ELECTION.........................................................................    15

         8.1      The Cash Election.............................................................................    15

         8.2      Amount of Cash to be Received.................................................................    15

ARTICLE IX            THE RIGHTS OFFERING.......................................................................    16

         9.1      Rights Offering...............................................................................    16

         9.2      Maximum Number of Rights Offering Common Stock and Rights Offering Notes to be Sold...........    17

         9.3      Purchase Price................................................................................    18

         9.4      Oversubscription Right........................................................................    19

         9.5      Exercise of Common Stock Rights, Notes Rights and Oversubscription Rights.....................    19

         9.6      Payment of Purchase Price.....................................................................    24

         9.7      Risk of Delivery..............................................................................    24

         9.8      Rights Offering Conditioned Upon Confirmation and Effective Date..............................    24

         9.9      Subscription Election Deadline................................................................    25

ARTICLE X             MANNER OF DISTRIBUTION AND PROVISION FOR TREATMENT OF CLAIMS AND SETOFFS..................    25

         10.1     Distribution Procedures.......................................................................    25

         10.2     Distribution of Class 5 Distribution Shares to Closing Date Holders of Remaining Allowed
                  Unsecured Claims and Distribution of Cash Election Payment Amounts to Validly Electing
                  Holders.......................................................................................    26

         10.3     Disputed Claims...............................................................................    29

         10.4     Disputed Payments or Distributions............................................................    29

         10.5     Minimum Distribution..........................................................................    30

         10.6     Setoff........................................................................................    30
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ARTICLE XI            MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN........................................    30

         11.1     Tax Election..................................................................................    30

         11.2     Conversion to Limited Liability Companies.....................................................    30

         11.3     Formation of New GP...........................................................................    31

         11.4     Formation of New LP...........................................................................    33

         11.5     Securities Law Matters........................................................................    34

         11.6     New Revolver and New Convertible Secured Notes Financing Approval.............................    35

         11.7     Closing.......................................................................................    35

         11.8     Adjustment Procedures.........................................................................    39

ARTICLE XII           EXECUTORY CONTRACTS.......................................................................    40

         12.1     Assumption of Contracts.......................................................................    40

         12.2     Proposed Cure Amounts For Assumed Contracts...................................................    41

         12.3     Proposed Adequate Assurance of Future Performance By Debtor...................................    41

         12.4     Claims for Rejection Damages..................................................................    41

         12.5     Objections to Proofs of Claim Based On Rejection Damages......................................    42

ARTICLE XIII          CONDITIONS PRECEDENT......................................................................    42

         13.1     Conditions Precedent to Confirmation..........................................................    42

         13.2     Conditions Precedent to Effective Date........................................................    42

         13.3     Non-Occurrence of the Effective Date..........................................................    43

         13.4     Notice of the Effective Date..................................................................    43

ARTICLE XIV           EFFECTS OF PLAN CONFIRMATION..............................................................    44

         14.1     Satisfaction, Release and Discharge of Claims.................................................    44

         14.2     Injunction....................................................................................    45

         14.3     No Liability for Solicitation or Participation................................................    45

         14.4     Releases and Limitation of Liability of Exculpated Persons....................................    46

         14.5     Indemnification...............................................................................    48

         14.6     Term of Injunctions and Stays.................................................................    48

         14.7     Release of Liens..............................................................................    48

         14.8     Cancellation of Senior Subordinated Notes and Termination of Indentures.......................    48

         14.9     Bank of America Litigation....................................................................    49
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ARTICLE XV            MODIFICATION, REVOCATION OR WITHDRAWAL OF THIS PLAN.......................................    49

         15.1     Modification of this Plan.....................................................................    49

         15.2     Revocation or Withdrawal of this Plan.........................................................    50

ARTICLE XVI           RETENTION OF JURISDICTION.................................................................    50

         16.1     Jurisdiction of Bankruptcy Court..............................................................    50

         16.2     Failure of Bankruptcy Court to Exercise Jurisdiction..........................................    52

ARTICLE XVII          MISCELLANEOUS PROVISIONS..................................................................    52

         17.1     Payment of Statutory Fees.....................................................................    52

         17.2     Retention of Actions and Defenses.............................................................    52

         17.3     Committee.....................................................................................    52

         17.4     No Admissions.................................................................................    53

         17.5     Plan Controls.................................................................................    53

         17.6     Substantial Consummation of Plan..............................................................    53

         17.7     Successors and Assigns........................................................................    53

         17.8     Severability..................................................................................    53

         17.9     Notices and Distributions.....................................................................    53

         17.10    Unclaimed Property............................................................................    54

         17.11    Suspense Funds and Funds Subject to Escheat...................................................    54

         17.12    Responsible Party Injunction..................................................................    55

         17.13    Pre-petition Lawsuits.........................................................................    55

         17.14    Disallowance and Subordination of Claims for Any Fine, Penalty, or Forfeiture, or
                  Multiple, Exemplary or Punitive Damages.......................................................    55

         17.15    Governing Law.................................................................................    55

         17.16    Defaults......................................................................................    56

         17.17    Binding Effect................................................................................    56

         17.18    Withholding and Reporting.....................................................................    57

         17.19    Certain Calculations..........................................................................    57

         17.20    Other Documents and Actions...................................................................    57

ANNEX A - DEFINITIONS...........................................................................................   A-1
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                            TEXAS PETROCHEMICALS LP'S

                      FOURTH AMENDED PLAN OF REORGANIZATION

         The Debtor, Texas Petrochemicals LP, hereby proposes the following Debtor's Fourth Amended Plan of Reorganization pursuant to the provisions of section 1121 of the Bankruptcy Code.

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

         1.1 Rules of Interpretation. Unless otherwise specified, all Section and Article references in this Plan are to the respective Section in or Article of this Plan, as the same may be amended, waived or modified from time to time. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Words denoting the singular number shall include the plural number and vice versa. In construing this Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply. This Plan shall be liberally construed for the benefit of the Debtor and the Reorganized Debtor regarding the interchangeability of the term "Debtor" with the term "Reorganized Debtor" and other instances of the use of the term "Reorganized." The words "herein," "hereof," "hereto," "hereunder" and other terms of similar import refer to this Plan as a whole and not to any particular Section, subsection or clause contained in this Plan.

         1.2 Definitions. Terms and phrases, whether capitalized or not, that are used and not defined in this Plan, but that are defined in the Bankruptcy Code, have the meanings ascribed to them in the Bankruptcy Code. Unless otherwise provided in this Plan, the terms defined in Annex A to this Plan (which appear in this Plan as capitalized terms) have the respective meanings set forth in Annex A, and such meanings shall be equally applicable to the singular and

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plural forms of the terms defined, unless the context otherwise requires. Annex
A is an integral part of this Plan.

                                   ARTICLE II

             PROVISION FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS
                             AND PRIORITY TAX CLAIMS

         2.1 Treatment of Allowed Administrative Expense Claims. Each holder of an Allowed Administrative Expense Claim shall receive in full satisfaction, release and discharge of and in exchange for such Claim the amount of such Allowed Administrative Expense Claim, in cash, on or as soon as practicable after the later of (i) the Effective Date; (ii) the date that is ten
(10) Business Days after the Allowance Date; or (iii) such other date as may be agreed upon in writing by the holder of such Claim and the Debtor, after consultation with the Committee, if it exists at the time of such agreement.

         2.2 Bar Date for the Filing and Assertion of Administrative Expense Claims, Including Professional Claims but Excluding Ordinary Course Administrative Claims. All requests for payment or any other means of preserving and obtaining payment of Administrative Expense Claims, other than Ordinary Course Administrative Claims, that have not been paid, released or otherwise settled, including all requests for payment of Professional Claims, must be filed with the Bankruptcy Court and served upon the Debtor no later than the earlier of (i) a date established by the Bankruptcy Court as the Administrative Expense Bar Date or (ii) forty-five (45) days after the Effective Date, if the Bankruptcy Court does not establish an Administrative Expense Bar Date. Any request for payment of Administrative Expense Claims that is not filed by the earlier of (i) the Administrative Expense Bar Date or (ii) forty-five (45) days after the Effective Date, if the Bankruptcy Court does not establish an Administrative Expense Bar Date, will be forever disallowed and barred, and holders of such Claims will not be able to assert such

                                       2
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Claims in any manner against the Estate, the Debtor and its Affiliates or any of their respective Representatives; provided, however, that Ordinary Course Administrative Claims shall be paid in the ordinary course of the Debtor's business and, if applicable, pursuant to the terms agreed upon by the Debtor and such Creditors.

         2.3 Treatment of Allowed Priority Tax Claims. Each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, release and discharge of and in exchange for such Claim (i) the amount of such Allowed Priority Tax Claim, in cash, on or as soon as practicable after the later of (x) the Effective Date, or (y) the date that is ten (10) Business Days after the Allowance Date; or (ii) such other treatment as may be agreed upon in writing by the holder of such Claim and the Debtor, after consultation with the Committee, if it exists at the time of such agreement.

                                  ARTICLE III

               CLASSIFICATION OF CLAIMS AND PARTNERSHIP INTERESTS

         3.1 Creation of Classes. Administrative Expense Claims and Priority Tax Claims have not been classified and are excluded from the following classes in accordance with section 1123(a)(1) of the Bankruptcy Code. Pursuant to Section 1122 of the Bankruptcy Code this Plan classifies the Claims against and the Partnership Interests in the Debtor as follows:

                  Class 1 --     Allowed Priority Claims
                  Class 2 --     Allowed Secured Claims of the Revolving Lenders
                  Class 3 --     Allowed Secured Claims of the Term Lenders
                  Class 4 --     Allowed Other Secured Claims
                  Class 5 --     Allowed Unsecured Claims
                  Class 6 --     Allowed Convenience Claims
                  Class 7 --     Partnership Interests

         3.2 Claims May Be in More Than One Class. An Allowed Claim is part of a particular Class only to the extent that the Allowed Claim qualifies within the definition of that

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Class and such Allowed Claim is part of a different Class to the extent that the remainder of the Allowed Claim qualifies within the description of a different Class.

                                   ARTICLE IV

          IDENTIFICATION OF CLASSES OF CLAIMS AND PARTNERSHIP INTERESTS
                  THAT ARE AND ARE NOT IMPAIRED UNDER THIS PLAN

         4.1 Classes of Claims Not Impaired. Classes 1, 2, 3, 4 and 6 are not impaired under this Plan.

         4.2 Impaired Classes of Claims. Classes 5 and 7 are impaired under this Plan.

         4.3 Impairment Controversies. If a controversy arises as to whether any Class of Claims or Class of Partnership Interests is impaired under this Plan, such Class shall be treated as specified in this Plan unless the Bankruptcy Court shall determine such controversy differently upon motion of the party challenging the characterization of a particular Class of Claims or Class of Partnership Interests under this Plan.

                                   ARTICLE V

                     PROVISIONS FOR TREATMENT OF CLASSES OF
                        CLAIMS AND PARTNERSHIP INTERESTS

         5.1 Class 1 -- Allowed Priority Claims. Each holder of an Allowed Priority Claim shall receive in full satisfaction, release and discharge of and in exchange for such Claim the amount of such Allowed Priority Claim, in cash, on or as soon as practicable after the latest of (i) the Effective Date; (ii) the date that is ten (10) Business Days after the Allowance Date; or (iii) such other date as may be agreed upon in writing by the holder of such Claim and the Debtor, after consultation with the Committee, if it exists at the time of such agreement.

         5.2 Class 2 -- Allowed Secured Claims of the Revolving Lenders. The Revolving Lenders shall each hold an Allowed Secured Claim in the full amount of such Secured Claim subject only to a final determination of the Allowed amount of interest, costs, charges and

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professional fees, which Allowed Secured Claim (inclusive of Allowed interest, costs, charges and professional fees) shall not be subject to any right of setoff under 11 U.S.C. Section 553 or other applicable law, recoupment, subordination under 11 U.S.C. Section 510 or other applicable law, recharacterization, avoidance under any provision of chapter 5 of the Bankruptcy Code or other applicable law, or any other claim or defense, whether arising under law or equity. The Revolving Lenders shall receive in full satisfaction, release and discharge of and in exchange for such Allowed Secured Claim including the Allowed amount of interest, costs, charges and professional fees, the full amount of such Allowed Secured Claim of the Revolving Lenders, in cash, on the Effective Date (as to all amounts except interest, costs, charges and professional fees in dispute, if any, on the Effective Date) or the Allowance Date (as to all such disputed amounts that become Allowed). The Debtor and the Committee waive the right to contest the amount, validity, priority or other rights of the Revolving Lenders' Allowed Secured Claim other than the final determination of the Allowed amount of interest, costs, charges and professional fees; provided, however, that the Debtor shall retain the right to assert the Bank of America Litigation against Bank of America, N.A. The Revolving Lenders shall release their Lien following payment on the Effective Date of their Allowed Secured Claims. The Debtor shall provide a cash reserve equal to the amount of any disputed interest, costs, charges and professional fees of the Revolving Lenders. Notwithstanding anything to the contrary contained herein, the Debtor and the Committee shall retain the right to object to any Claim of the Revolving Lenders which does not directly arise from the outstanding debt as of the Petition Date, in the principal amount of approximately $43 million and any Allowed interest, costs, charges and professional fees specifically related thereto. The right to object provided above shall include, but shall not be limited to, any Claim asserted by the Revolving Lenders for indemnity arising from the Bank of

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America Litigation. The Debtor shall have no obligation under this Plan, or otherwise, to establish any cash or other reserve related to a Claim of the Revolving Lenders (as provided above) which is the subject of an objection as of the Effective Date.

         5.3 Class 3 -- Allowed Secured Claims of the Term Lenders. Each of the Term Lenders shall hold an Allowed Secured Claim in the full amount of such Secured Claim subject only to a final determination of the Allowed amount of their default interest, costs, charges and professional fees, which Allowed Secured Claim (inclusive of Allowed interest, costs, charges and professional fees) shall not be subject to any right of setoff under 11 U.S.C. Section 553 or other applicable law, recoupment, recharacterization, subordination, avoidance under any provision of chapter 5 of the Bankruptcy Code or other applicable law, or any other claim or defense, whether arising under law or equity. The Term Lenders (or each holder of the Term Loans) shall receive in full satisfaction, release and discharge of and in exchange for such Allowed Secured Claim, including any Allowed amount for interest, costs, charges and professional fees the full amount of such Allowed Secured Claim of the Term Lenders, all principal, non-default interest and undisputed costs, undisputed charges and undisputed professional fees, which shall be paid indefeasibly in cash on the Effective Date. All default interest and disputed costs, disputed charges and disputed professional fees of any of the Term Lenders (which may be disputed, in a manner provided herein) shall be paid indefeasibly in cash on the Allowance Date (as to such amounts that become Allowed by the Court). The amount, validity, priority or other rights of the Term Lenders' Allowed Secured Claim (other than the final determination of the Allowed amount of default interest, and any disputed costs, disputed charges and disputed professional fees and other amounts that are not previously paid or payable pursuant to the Final Cash Collateral Order and any extension(s) thereof) are allowed as set forth in the Term Lenders'

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proofs of claim, unless disputed on or prior to the Confirmation Date.
Notwithstanding any other provision of this Plan, the Debtor shall indefeasibly pay (either by wire transfer or in a form the parties agree) on the Effective Date to the Term Lenders (without deduction for any amount owed to the Agent, which amount may be disputed) an amount not less than the sum of (i) the outstanding principal amount of the Term Loans, plus (ii) all accrued and unpaid non-default rate interest, calculated at 14% per annum (the "Initial Term Lender Payment"). All professional fees of the Term Lenders as provided for in the Final Cash Collateral Order, or such other reasonable professional fees, shall be reviewed and paid on the dates and in the manner provided therein; all unpaid professional fees of the Term Lenders, including pre-petition professional fees and expenses, for which invoices have been presented to the Debtor and the Committee at least ten (10) days prior to the Effective Date to the extent no written objection has been asserted prior to the Effective Date, shall be paid on or before the Effective Date directly to the professional submitting the invoice. Except as provided in the prior sentence, all professional fees of the Term Lenders that are accrued but unpaid as of the Effective Date shall be reviewed and paid in the manner provided in the Final Cash Collateral Order, subject to appropriate review and objection in the manner provided in the Final Cash Collateral Order. The Term Lenders' Lien shall be released immediately after payment by the Debtor of their Allowed Secured Claims (which payment amount shall be exclusive of any disputed default interest, costs, charges and professional fees, but shall not be less than the Initial Term Lender Payment, plus any professional fees due and owing in the manner provided in this Plan or the Final Cash Collateral Order). The Debtor shall establish and fund the Term Lender Escrow as defined below on the Effective Date.

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         The Debtor shall provide, to the extent any dispute exists on any amounts owed to the Term Lenders, and transfer to a segregated account, as provided below, a cash reserve in the amount of any disputed default interest (at 2% per annum on all outstanding amounts, accruing from July 1, 2003 to the Effective Date), costs, charges and professional fees of the Term Lenders (the "Term Lender Escrow"). The full amount of the Term Lender Escrow shall be maintained in a separate, segregated escrow account, which funds shall not be available for disbursements to Creditors other than the Term Lenders until all disputes, if any, are resolved by the parties or by the Bankruptcy Court. The Term Lender Escrow shall not constitute property of the Debtor's Estate under 11 U.S.C. Section 541 and shall be for the benefit of the Term Lenders and their professionals, up to the amount of any disputed claims as of the Effective Date which become Allowed. The amount of any default interest, costs, charges and professional fees which may be disputed but which become Allowed by the Bankruptcy Court shall be paid out of the Term Lender Escrow to the extent sufficient (and by the Debtor to the extent insufficient) by wire transfer to the Term Lenders or in the case of professional fees, to the professional as set forth above. All payments made to the Term Lenders or their professionals shall be indefeasible. All post-Effective Date professional fees of the Term Lenders shall be reviewed and paid by the Debtor in the manner set forth in the Final Cash Collateral Order (as it relates to timing of presentment, objection and payment of lender professional fees), and the Debtor reserves the right to review and object to all post-Effective Date obligations owed to the Term Lenders and/or the Agent, if any.

         5.4 Class 4 -- Allowed Other Secured Claims. Each holder of an Allowed Other Secured Claim shall receive in full satisfaction, release and discharge of and in exchange for such Claim at the election of the Debtor, after consultation with the Committee, if it exists at the

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time of such election, either (a) the full amount, subject to valuation, of such
Allowed Other Secured Claim, in cash, on or as soon as practicable after the latest of (i) the Effective Date; (ii) the date that is ten (10) Business Days after the Allowance Date; or (iii) such other date as may be agreed upon in writing by the holder of such Claim and the Debtor; or (b) the Collateral securing the Claim of such Allowed Other Secured Claim, without representation or warranty. In the case of option (b) above, in the event that any such Claim is not completely satisfied by such distribution, the deficiency amount will constitute a deficiency claim and such claim will be designated and treated as an Unsecured Claim in Class 5. The holder of an obligation owed to the Debtor subject to a valid setoff claim under section 553 of the Bankruptcy Code (as determined by the Bankruptcy Court upon dispute) as against an Allowed Claim, shall be entitled to the recognition and enforcement, regardless of section 362 of the Bankruptcy Code, of any valid offset right provided by applicable law.
The Debtor shall retain the right to contest the amount, validity, priority or other rights of any alleged Other Secured Claim, and pending the determination of whether such Secured Claim is an Allowed Secured Claim, the Debtor may establish a cash fund in an amount that the Debtor determines, in good faith, should be adequate to satisfy the Allowed amount of such alleged Secured Claim. The holder of any Lien securing any such alleged Secured Claim shall be required to immediately release its Lien, following the Debtor's filing of a notice of such dispute with the Bankruptcy Court which states the amount the Debtor believes will be sufficient to satisfy the Allowed amount of such alleged
Secured Claim, and the holder of the alleged Secured Claim shall retain its Lien only as against the cash fund so established by the Debtor with respect to such alleged Secured Claim. Should the alleged Other Secured Claim, pursuant to a Final Order of the Bankruptcy Court, be Allowed in an amount in excess of the cash fund established for it, the excess amount of such Claim shall be treated in the

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manner provided herein for Allowed Administrative Expense Claims. During the pendency of any dispute on the Allowance of an alleged Secured Claim, interest may only accrue at the interest rate agreed to by the parties, or as provided by the Bankruptcy Court, and such interest shall be payable only following the Bankruptcy Court's Allowance of the Secured Claim then in dispute and only on the portion of such Secured Claim so Allowed.

         5.5 Class 5 -- Allowed Unsecured Claims. In full satisfaction, release and discharge of and in exchange for all of their respective Allowed Unsecured Claims, each Record Date Holder of an Eligible Allowed Unsecured Claim shall be able to elect one, AND ONLY ONE, of the following options:

         Option A.    Reduce their Allowed Claim to $10,000 and receive
treatment as a Class 6 Creditor; or

         Option B.    Make the Cash Election and receive cash in an amount equal to $0.1843 (subject to reduction as described in Article VIII) for each $1.00 of such Allowed Unsecured Claim. No holder of an Allowed Unsecured Claim that elects the Cash Election may exercise any Common Stock Rights, Notes Rights or Oversubscription Rights; or

         Option C.    Receive only a Pro Rata Share of the Class 5 Distribution
Shares, to be distributed as provided in Article X; or

         Option D.    Receive a Pro Rata Share of the Class 5 Distribution
Shares and participate in the Rights Offering for both (i) Rights Offering Common Stock (pursuant to the exercise of Common Stock Rights or the exercise of both Common Stock Rights and Oversubscription Rights), AND (ii) New Convertible Secured Notes; or

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         Option E.    Receive a Pro Rata Share of the Class 5 Distribution
Shares and participate in the Rights Offering for ONLY Rights Offering Common Stock (pursuant to the exercise of Common Stock Rights or the exercise of both Common Stock Rights and Oversubscription Rights) and NOT for New Convertible Secured Notes; or

         Option F.    Receive a Pro Rata Share of the Class 5 Distribution
Shares, and participate in the Rights Offering for ONLY the New Convertible Secured Notes and NOT for Rights Offering Common Stock.

         IN THE EVENT THAT THE RECORD DATE HOLDER OF AN ALLOWED UNSECURED CLAIM EITHER (1) RETURNS A BALLOT BY THE BALLOTING DEADLINE THAT DOES NOT ELECT OPTION A (TREATMENT AS A CLASS 6 CONVENIENCE CLAIM) OR OPTION B (THE CASH ELECTION) BUT FAILS TO RETURN A SUBSCRIPTION ELECTION FORM BY THE SUBSCRIPTION ELECTION DEADLINE, OR (2) RETURNS A BALLOT BY THE BALLOTING DEADLINE THAT DOES NOT ELECT OPTION A (TREATMENT AS A CLASS 6 CONVENIENCE CLAIM) OR OPTION B (THE CASH ELECTION) BUT RETURNS A SUBSCRIPTION ELECTION FORM BY THE SUBSCRIPTION ELECTION DEADLINE THAT DOES NOT ELECT TO SUBSCRIBE FOR ANY RIGHTS OFFERING COMMON STOCK OR RIGHTS OFFERING NOTES (OPTIONS D, E AND F ABOVE), SUCH HOLDER WILL BE DEEMED TO HAVE ELECTED THE TREATMENT DESCRIBED AS OPTION C ABOVE AND THE CLOSING DATE HOLDER OF SUCH CLAIM WILL RECEIVE DISTRIBUTIONS ACCORDINGLY.

         A further description of the details and procedures for (i) the Cash Election is set forth in Article VIII below and (ii) the Rights Offering is set forth in Article IX below.

         Only Record Date Holders may vote or make any of the elections or subscriptions described in this Section 5.5, and any vote, election or subscription made by such a Record Date Holder of an Unsecured Claim shall be binding on and enforceable against both such Record Date Holder and any subsequent transferee or holder of such Claim.

         Immediately after the Closing (and without giving effect to any shares that may be issued upon conversion of the New Convertible Secured Notes, pursuant to option plans or other potential issuances of shares), 10,000,000 shares of Common Stock of New GP will be issued and outstanding. The aggregate number of Class 5 Distribution Shares will equal 10,000,000 minus the sum of (i) 2,141,320 (which is the aggregate number of shares of Common Stock of New GP purchased by the New Equity Investors pursuant to the Investment Agreement (other than the New Equity Investor Cash Election Shares) and by holders of Eligible Allowed Unsecured Claims pursuant to the Rights Offering) plus (ii) the number of New Equity Investor Cash Election Shares. The number of New Equity Investor Cash Election Shares shall equal the number of shares of Common Stock of New GP which would have been distributed to the holders of Eligible Allowed Unsecured Claims that were satisfied pursuant to the Cash Election had the Cash Election not been elected with respect to such Claims.

         5.6 Class 6 -- Allowed Convenience Claims. Each holder of an Allowed Convenience Claim (or Claims aggregated and treated as one Claim) shall receive in full satisfaction, release and discharge of and in exchange for such Claim the full amount of such Allowed Convenience Claim, in cash, on or as soon as practicable after the latest of (i) the Effective Date; (ii) the date that is ten (10) Business Days after the Allowance Date; or (iii) such other date as may be agreed upon in writing by the holder of such Claim and the Debtor, after consultation with the Committee, if it exists at the time of such agreement.

         5.7 Class 7 -- Partnership Interests. On the Effective Date, all Partnership Interests of the Debtor shall be extinguished.

         5.8      Allowance of Unliquidated or Contingent Claims. Pursuant to
section 502(e) of the Bankruptcy Code, before, on or after the Effective Date, the Claimant or the Debtor may seek the estimation of any Unliquidated Claim or Contingent Claim. Any estimation of an Unliquidated Claim or a Contingent Claim shall constitute a final determination of such Claim for all purposes. To the extent an Unliquidated Claim or a Contingent Claim is estimated by Final Order of the Bankruptcy Court, it shall receive the treatment for the particular type of Claim set forth in Article V of this Plan in the amount estimated by the Bankruptcy Court. If a Claimant fails to seek estimation of its Claim at any time prior to the Final Distribution Date, such Claim shall be treated as a Disallowed Claim without further Order of the Bankruptcy Court at the Final Distribution Date. Any Unliquidated Claim or Contingent Claim shall be treated as a Disputed Claim until and unless it becomes an Allowed Claim pursuant to a Final Order of the Bankruptcy Court.

                                   ARTICLE VI

                         ACCEPTANCE OR REJECTION OF PLAN

         6.1 Classes and Claims Entitled to Vote. Each Record Date Holder of an impaired Claim shall be entitled to vote to accept or reject this Plan. Classes of Claims not impaired under this Plan shall not be entitled to vote to accept or reject this Plan and shall be presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Classes 1, 2, 3, 4 and 6 are not impaired and hence are presumed to have accepted this Plan. Class 5 is impaired and therefore is entitled to vote to accept or reject this Plan. Class 7, which comprises the holders of Partnership Interests, will receive no recovery, is impaired and each holder of Partnership Interests is deemed to have voted to reject this Plan.

                                  ARTICLE VII

                      PROCEDURES FOR RESOLVING AND TREATING
                  CONTESTED AND DISPUTED CLAIMS UNDER THE PLAN

         7.1 Responsibility for Objecting to Claims. Only the Reorganized Debtor may file objections to Claims after the Effective Date of the Plan. The Reorganized Debtor shall have the responsibility for objecting to the Allowance of Claims following the Effective Date. No party other than the Reorganized Debtor may file objections to Claims after the Effective Date of the Plan.

         7.2 Objections to Claims. Following the Effective Date, the Reorganized Debtor shall have the exclusive authority to object to Claims so as to have the Bankruptcy Court determine the Allowed amount, if any, of such Claims. The Reorganized Debtor may file an objection at any time prior to the Final Distribution Date, and may reserve (in lieu of payment or distribution of the Class 5 Distribution Shares) for any Claim that the Reorganized Debtor may, in good faith, dispute. A Claimant whose Claim was the subject of the objection must file with the Bankruptcy Court and serve upon the Reorganized Debtor a response to the objection. Failure to file and serve a response within the applicable period required by the Bankruptcy Code and Bankruptcy Rules shall allow the Bankruptcy Court to enter a default judgment against the non-responding Claimant and thereby grant the relief requested in the objection.

         7.3 Amendments to Claims; Claims Filed After the Confirmation Date. All proofs of claim, and the assertion of any Claim, must be filed and occur by the Bar Date or such Claim shall otherwise be barred. Moreover, any proofs of claim filed after the Bar Date shall be deemed disallowed in full and expunged without any action by the Debtor, unless the Claimant obtains an order of the Bankruptcy Court authorizing a late filing. Nothing herein shall affect, amend or modify the Bar Date in this Bankruptcy Case.

         7.4 No Distributions Until Claim is an Allowed Claim. Notwithstanding any other provision of this Plan, no payment or distribution shall be made with respect to any Claim to the extent it is a Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim.

         7.5 Voting. Holders of Disputed Claims shall not be entitled to vote with respect to this Plan unless such Claims are estimated, for voting purposes, by order of the Bankruptcy Court.

         7.6 Prohibition on Distributions Attributable to Claims While Any Avoidance Litigation is Pending. The Debtor shall make no distributions upon a Claim held by a Claimant against whom the Debtor has a colorable Avoidance Action, and shall make no distribution upon such Claim until resolution of the Avoidance Action by settlement or judgment or as otherwise provided by Bankruptcy Court order.

                                  ARTICLE VIII

                                THE CASH ELECTION

         8.1 The Cash Election. The Ballot will provide each Record Date Holder of an Eligible Allowed Unsecured Claim an opportunity to elect whether or not such holder wishes to elect the Cash Election. A Record Date Holder of an Eligible Allowed Unsecured Claim may elect the Cash Election with respect to all, but not less than all, of such Eligible Allowed Unsecured Claim.

         8.2 Amount of Cash to be Received. As provided in Section 5.5, each Closing Date Holder of an Allowed Claim that is an Eligible Allowed Unsecured Claim validly electing the Cash Election shall receive in satisfaction, release and discharge of and in exchange for such holder's Eligible Allowed Unsecured Claim, cash in an amount equal to $0.1843 (subject to reduction as provided below) for each $1.00 of such Claim. Payments required to be made to

Closing Date Holders of Eligible Allowed Unsecured Claims with respect to which the Cash Election has been validly made shall be funded by the New Equity Investors pursuant to the terms of the Investment Agreement. The maximum amount available to fund all Cash Elections made pursuant to Option B in Section 5.5 and this Article VIII is $20,000,000.

                  8.2.1 However, since the total amount being made available to holders of Eligible Allowed Unsecured Claims pursuant to the Cash Election will not exceed $20,000,000, if Record Date Holders of Eligible Allowed Unsecured Claims in excess of $108,518,719 validly elect the Cash Election (pursuant to Option B in Section 5.5 and this
         Article VIII), then the amount each such electing Creditor will receive per $1.00 of Claim will be ratably reduced, and will be less that $
         0.1843 for each $1.00 of Claim.

                  8.2.2 The methodology for such reduction is stated as follows. If the total dollar amount of all Eligible Allowed Unsecured Claims validly electing the Cash Election is greater than $108,518,719, the amount each Closing Date Holder of such Eligible Allowed Unsecured Claims will receive for each $1.00 of such Eligible Allowed Unsecured Claims will be determined by multiplying $0.1843 by a fraction calculated by dividing $108,518,719 by the total dollar amount of all Eligible Allowed Unsecured Claims validly making the Cash Election. The payment amount so determined shall be calculated to three decimal places and rounded to the nearest 1/100th.

                                   ARTICLE IX

                               THE RIGHTS OFFERING

         9.1 Rights Offering. Each Record Date Holder of an Eligible Allowed Unsecured Claim that has not elected Option A, Option B or Option C as described in Section 5.5 shall have a right to subscribe for and purchase up to its Pro Rata Share of the Rights Offering Common Stock (the "Common Stock Right") and a right to subscribe for and purchase up to its Pro Rata

Share of the Rights Offering Notes (the "Notes Right") on the terms and subject to the conditions set forth in this Plan. Each Record Date Holder of an Eligible Allowed Unsecured Claim that exercises its Common Stock Right in full shall also have the right to oversubscribe to the Oversubscription Available Shares as described in Section 9.4 (the "Oversubscription Right"). The Subscription Election Form shall provide a place whereby such Record Date Holders of Eligible Allowed Unsecured Claims that did not elect Option A, Option B or Option C as described in Section 5.5 may exercise their Common Stock Right, their Notes Right and their Oversubscription Right. As of the date of this Plan, there were approximately $234,400,000 of Eligible Allowed Unsecured Claims. Therefore, as of the date of this Plan, each $1,000 of Eligible Allowed Unsecured Claims would have entitled the Record Date Holder thereof to subscribe for up to approximately 4.567662 shares of Rights Offering Common Stock pursuant to the Common Stock Right and up to approximately $127.986348 principal amount of Rights Offering Notes pursuant to the Notes Right (subject in both cases to rounding down as required by Section 9.3). Notwithstanding anything to the contrary herein, no holder of an Eligible Allowed Unsecured Claim that is not an Allowed Claim as of the date the notices provided for in Section 9.6 are given and as of the Closing Date shall have any right to purchase Rights Offering Common Stock or Rights Offering Notes.

         9.2 Maximum Number of Rights Offering Common Stock and Rights Offering Notes to be Sold. The Rights Offering Common Stock shall consist of 1,070,660 shares of Common Stock of New GP. To the extent that shares of Rights Offering Common Stock are not subscribed for pursuant to the exercise of Common Stock Rights, one half of the shares not so subscribed for (the "Oversubscription Available Shares") shall be available for purchase pursuant to the Oversubscription Rights as provided in Section 9.4. For purposes of illustration only, if only half of the shares of Rights Offering Common Stock (or 535,330 shares) are subscribed for, there will be 267,665 Oversubscription Available Shares. To the extent all shares of Rights Offering Common Stock, including any Oversubscription Available Shares, are not fully subscribed pursuant to the Common Stock Rights or the Oversubscription Rights, such shares will be purchased by the New Equity Investors. The foregoing is subject to the provisions, qualifications and limitations of Section 9.4. The Rights Offering Notes shall consist of $30,000,000 aggregate principal amount of New Convertible Secured Notes. To the extent that all of the Rights Offering Notes are not fully subscribed and purchased pursuant to the Notes Rights, such New Convertible Secured Notes will be purchased by the New Equity Investors.

         9.3 Purchase Price. The purchase price of each share of Rights Offering Common Stock (including any Oversubscription Available Shares) sold in the Rights Offering shall be $9.340033. Fractional shares of Common Stock of New GP will not be sold. If the exercise of a Common Stock Right or an Oversubscription Right would result in the issuance of a fractional share of Common Stock of New GP to the holder of an Eligible Allowed Unsecured Claim, then the number of shares of Common Stock of New GP issued to such holder will be calculated to one decimal place and rounded down to the next lower whole share. The purchase price of the Rights Offering Notes sold in the Rights Offering shall be $1,000 per $1,000 principal amount of New Convertible Secured Notes. New Convertible Secured Notes will only be sold in denominations of $1,000 and integral multiples of $1,000. If the exercise of a Notes Right would result in the issuance of New Convertible Secured Notes not in integral multiples of $1,000 to the holder of an Eligible Allowed Unsecured Claim, then the number of New Convertible Secured Notes issued to such holder will be calculated to one decimal place and rounded down to the next lower integral multiple of $1,000. Any funds attributable to unfilled subscriptions will be returned, without interest, to such subscriber within ten days after the Effective Date.

         9.4 Oversubscription Right. Each Record Date Holder of an Eligible Allowed Unsecured Claim that exercises its Common Stock Right in full shall have an Oversubscription Right which allows it to subscribe for a number of Oversubscription Available Shares equal to two times the number of shares for which it may subscribe pursuant to its Common Stock Right. (Therefore if the Record Date Holder of an Eligible Allowed Unsecured Claim exercises its Common Stock Right in full and its Oversubscription Right (which can only be exercised in whole and not in part), it would purchase three times as many shares than if it exercised only its Common Stock Right in full, unless the Oversubscription Available Shares are oversubscribed and there is proration as described in the next sentence.) If Record Date Holders of Eligible Allowed Unsecured Claims exercising the Common Stock Right in full validly exercise Oversubscription Rights for more than the number of Oversubscription Available Shares, the Oversubscription Available Shares shall be allocated to such holders as nearly as practicable pro rata based on the number of shares for which they were permitted to subscribe pursuant to their Oversubscription Rights. If a holder of an Eligible Allowed Unsecured Claim were to subscribe for Rights Offering Common Stock and Rights Offering Notes to the fullest extent possible (including exercise of its Oversubscription Right for Rights Offering Common Stock), the aggregate cash paid by such holder for all such purchases of Rights Offering Common Stock, including Oversubscription Available Shares, and Rights Offering Notes would be less than the value of its Eligible Allowed Unsecured Claim.

         9.5 Exercise of Common Stock Rights, Notes Rights and Oversubscription Rights.

         9.5.1 In order to exercise the Common Stock Rights and/or the Notes Rights and/or the Oversubscription Rights, each Record Date Holder of an Eligible Allowed Unsecured Claims that chooses to exercise the Common Stock Right and/or the Notes Right and/or the Oversubscription Right must: (i) appropriately mark the subscription section of the Subscription Election Form, including among other things providing a valid fax number or email address for notices, and, if the holder is a beneficial owner of Senior Subordinated Notes through a nominee, the name and other information with respect to such nominee and the Senior Subordinated Notes held, and all other information required therein; (ii) return the appropriately completed and duly executed Subscription Election Form to the Balloting Agent such that the Subscription Election Form is received by the Balloting Agent on or before the Subscription Election Deadline; and (iii) within 72 hours (but in no case later than the Closing Date) after receiving notice and instructions from the Balloting Agent or the Debtor pursuant to Section 9.6 of the number of shares of Rights Offering Common Stock and principal amount of New Convertible Secured Notes to be purchased and the related purchase price, return a wire transfer of immediately available funds for the full purchase price of the number of shares Rights Offering Common Stock and/or Rights Offering Notes subscribed to the Balloting Agent. A Record Date Holder of an Eligible Allowed Unsecured Claim may exercise his or her Common Stock Rights in whole or in part and may exercise such right without exercising his or her Notes Rights. Similarly, a Record Date Holder of an Eligible Allowed Unsecured Claim may exercise his or her Notes Rights in whole or in part and may exercise such rights without exercising his or her Common Stock Rights. A Record Date Holder of an Eligible Allowed Unsecured Claim may exercise his or her

Oversubscription Rights, in whole but not in part, if, and only if, such holder also exercised his or her Common Stock Rights in full (but such holder is not required to have exercised his or her Notes Rights). If, on or prior to the Subscription Election Deadline, the Balloting Agent for any reason does not receive from the Record Date Holder of an Eligible Allowed Unsecured Claim an appropriately completed and duly executed Subscription Election Form, such holder of an Eligible Allowed Unsecured Claim shall be deemed to have relinquished and waived his/her Common Stock Rights, Notes Rights and Oversubscription Rights, and no such rights may be exercised, or Rights Offering Common Stock or Rights Offering Notes purchased, in respect of such Claim. A Record Date Holder of an Eligible Allowed Unsecured Claim that elects the Cash Election or treatment as a Convenience Claim may not exercise any Common Stock Rights, Notes Rights or Oversubscription Rights, and any Subscription Election Form returned by such a holder may be disregarded by the Debtor. Any Record Date Holder of an Eligible Allowed Unsecured Claim that returns a Subscription Election Form exercising any Common Stock Rights or Oversubscription Rights has agreed and is legally bound to purchase the Common Stock of New GP subscribed for. Each subsequent holder after the Record Date and on or prior to the Closing Date of any Eligible Allowed Unsecured Claim with respect to which any Common Stock Rights or Oversubscription Rights have been exercised shall be jointly and severally liable for the payment of the purchase price of the Rights Offering Shares subscribed for, but no transfer of such a Claim shall relieve the Record Date Holder thereof or any such subsequent holder of the liability for the payment of such purchase price. Subscription Election Forms marked as exercising Notes Rights are only indications of interest with respect to such Notes Rights and the related Rights Offering Notes, and the Record Date Holders of Eligible Allowed Secured Claims returning such Subscription Election Forms (and each subsequent holder after the Record Date and on or prior to the Closing Date of such Eligible Allowed Unsecured Claims with respect to which such Subscription Election Forms were returned) will only have agreed and only be legally bound to purchase such Rights Offering Notes when they pay the purchase price therefor after the notice provided pursuant to Section 9.6.

         9.5.2 Certificates representing Rights Offering Common Stock and Rights Offering Notes purchased and paid for pursuant to the Rights Offering shall be delivered as soon as reasonably practicable after the Closing to the Closing Date Holders of the related Eligible Allowed Unsecured Claims with respect to which such Rights Offering Common Stock and Rights Offering Notes were purchased. Such delivery shall be made to such Closing Date Holder, whether such holder, the Record Date Holder or another holder between the Record Date and the Closing Date paid the purchase price therefor. Each Record Date Holder of an Eligible Allowed Unsecured Claim who completes and returns a Subscription Election Form indicating an exercise of Common Stock Rights, Notes Rights or Oversubscription Rights represents and agrees with the Debtor and New GP that such holder either will continue to hold such Claim and all interests therein through the Closing Date, or will require and cause any subsequent transferee of such Claim to comply with the requirements of applicable law, including Bankruptcy Rule 3001, and to give the Debtor and the Balloting Agent notice of such transferee's e mail address or fax number and all other information required by the Subscription Election Form. The Debtor may require holders of Eligible Allowed Unsecured Claims on the Record Date, the Closing Date or any date in between to provide such information as Debtor may reasonably request.

         9.5.3 Holders of Common Stock Rights and Notes Rights should carefully follow all instructions for due exercise of their rights. HOLDERS SHOULD NOT SEND BALLOTS, SUBSCRIPTION ELECTION FORMS OR SUBSCRIPTION PAYMENTS TO THE DEBTOR. All questions with respect to the holder of any Eligible Allowed Unsecured Claim or of any Common Stock Rights, Notes Rights or Oversubscription Rights, or with respect to the validity, form and eligibility of any exercise of Common Stock Rights and/or Notes Rights and/or Oversubscription Rights or with respect to any Ballot or Subscription Election Form or with respect to the Rights Offering will be determined by the Debtor after consultation with the Committee and the New Equity Investors. The Debtor, after consultation with the Committee and the New Equity Investors, may determine the identity of any holder and may waive any defect or irregularity, permit a defect or irregularity to be corrected within such time as it may determine or reject the exercise of any Common Stock Right and/or Notes Right and/or Oversubscription Right or make any other determination with respect to the Ballots, Subscription Election Forms or the Rights Offering. A subscription will not be deemed to have been made until all irregularities have been waived or cured within such time as the Debtor, after consultation with the Committee and the New Equity Investors, determines. Neither the Debtor nor the Balloting Agent will be under any duty to give notification of any defect in a subscription or incur any liability for failure to give any such notification.

         9.6 Payment of Purchase Price. After the Subscription Election Deadline, the Debtor or the Balloting Agent will give notice to each Record Date Holder and any subsequent holder of an Eligible Allowed Unsecured Claim with respect to which Common Stock Rights, Notes Rights or Oversubscription Rights were validly exercised by the Record Date Holder, advising them of (i) the number of whole shares of Rights Offering Common Stock (including Oversubscription Available Shares) that they are bound to purchase pursuant to the Rights Offering, and the aggregate purchase price thereof, (ii) the principal amount of Rights Offering Notes (in integral multiples of $1,000) that they may purchase pursuant to the Rights Offering, and the aggregate purchase price thereof, (iii) the date or time after the notice by which a wire transfer of such purchase prices must be received, and (iv) wire transfer instructions for wiring such purchase prices to the Balloting Agent or another Person designated by the Debtor.

         9.7 Risk of Delivery. The risk of delivery of all documents and payments is on the holder of an Eligible Allowed Unsecured Claim with respect to which Common Stock Rights or Notes Rights (or Oversubscription Rights, if any) are exercised, not the Debtor, the Committee or the Balloting Agent.

         9.8 Rights Offering Conditioned Upon Confirmation and Effective Date. All subscriptions for the purchase of Rights Offering Common Stock and/or Rights Offering Notes are subject to and conditioned upon the confirmation of the Plan and the occurrence of the Effective Date of the Plan. If the Plan is not confirmed or the Effective Date does not occur, each holder of an Eligible Allowed Unsecured Claim submitting purchase price payments with respect to a Common Stock Right and/or Notes Right and/or Oversubscription Right, if any, will be refunded all of the subscription price, without interest, as promptly as practicable. Certificates for Rights Offering Common Stock and Rights Offering Notes purchased pursuant to the Rights Offering will be mailed as soon as practicable following the Effective Date to the Closing Date Holders of the Eligible Allowed Unsecured Claims with respect to which the Common Stock Rights and Notes Rights for such shares and Notes were exercised.

         9.9 Subscription Election Deadline. All Common Stock Rights, Notes Rights and Oversubscription Rights cannot be exercised after Subscription Election Deadline.

                                   ARTICLE X

                      MANNER OF DISTRIBUTION AND PROVISION
                       FOR TREATMENT OF CLAIMS AND SETOFFS

         10.1 Distribution Procedures. Any payments or distributions to be made by the Debtor to Claimants as required by the Plan shall be made only to the Closing Date Holders of Allowed Claims. Any payments or distributions to be made by the Debtor pursuant to the Plan shall be made on or about the Effective Date, or as soon thereafter as practicable, except as otherwise provided for in this Plan. Any payment, delivery or distribution by the Debtor pursuant to this Plan, including any delivery of certificates representing Rights Offering Common Stock or Rights Offering Notes purchased pursuant to the Rights Offering, to the extent delivered by the United States mail, shall be deemed made when deposited by the Debtor into the United States mail. Distributions or deliveries required to be made by this Plan on a particular date shall be deemed to have been made on such date if actually made on such date or as soon thereafter as practicable taking into account the need to establish reserves and account for Disputed Claims. No payments or other distributions of property shall be made on account of any Claim or portion thereof unless and until such Claim or portion thereof is Allowed. The Debtor in its discretion may establish reserves for Disputed Claims, and defer or delay distributions to ensure an equitable and ratable distribution to holders of Allowed Claims, in accordance with the terms of this Plan. All payments, deliveries and distributions to be made with respect to Unsecured

Claims, including any delivery of certificates representing Rights Offering Common Stock or Rights Offering Notes purchased pursuant to the Rights Offering, shall be made only to the Closing Date Holders of such Claims.

         10.2 Distribution of Class 5 Distribution Shares to Closing Date Holders of Remaining Allowed Unsecured Claims and Distribution of Cash Election Payment Amounts to Validly Electing Holders. The Class 5 Distribution Shares shall be distributed under this Plan to the Closing Date Holders of Remaining Allowed Unsecured Claims, and Cash Election Payment Amounts shall be distributed under this Plan to Validly Electing Holders, all as provided in this Section.

                  10.2.1 The Debtor may either handle the distribution of the Class 5 Distribution Shares and Cash Election Payment Amounts or may employ or contract with other entities to assist in or perform such distribution. New GP shall give instructions to the transfer agent for the Common Stock of New GP to provide to the Debtor, or any authorized person with whom the Debtor contracts to assist in performing the distribution, certificates for shares of Common Stock of New GP representing the Class 5 Distribution Shares in such numbers and such denominations and registered in such names as may be requested by the Debtor or such authorized person. All Distributions by the Debtor in respect of the Senior Subordinated Notes shall be made to the Indenture Trustee for delivery to the holders of the Senior Subordinated Notes. The fees and expenses of the Indenture Trustee and its Representatives shall not be deducted from any distributions to be made to the holders of the Senior Subordinated Notes provided that such fees and expenses are paid by the Debtor in cash on the Effective Date and provided that the Debtor pays in cash the Indenture Trustee's additional fees and expenses incurred after the Effective Date in connection with the distributions to be made by the Indenture Trustee to the holders of the Senior Subordinated Notes.

                  10.2.2 The date of the first Interim Distribution shall be on the Effective Date, or as soon thereafter as practicable as determined by the Debtor, but in any event no later than one-hundred eighty (180) days after the Effective Date. On the date of the first Interim Distribution, an Interim Distribution of Class 5 Distribution Shares shall be made Pro Rata to all Closing Date Holders of Remaining Allowed Unsecured Claims and an Interim Distribution of a portion of the Cash Election Payment Amounts shall be made Pro Rata to all Validly Electing Holders.

                  10.2.3 If any Unsecured Claim is a Disputed Claim or an undetermined Claim on the date for any Interim Distribution, no distribution shall be made to the holder of such Claim in such distribution. To the extent that an Unsecured Claim is Allowed after the date for any Interim Distribution and is a Remaining Allowed Unsecured Claim, the Closing Date Holder thereof shall be entitled to receive from the Class 5 Reserve in the next Interim Distribution after such Claim is Allowed (or the Final Distribution Date, if there is no such Interim Distribution) the number of the Class 5 Distribution Shares that such holder would have been distributed through such distribution date if such holder's Unsecured Claim had been a Remaining Allowed Unsecured Claim on the date of the previous Interim Distribution. To the extent that an Unsecured Claim is Allowed after the date for any Interim Distribution and such Claim is an Eligible Allowed Unsecured Claim with respect to which the holder validly elected the Cash Election, the Closing Date Holder thereof shall be entitled to receive from the Class 5 Reserve in the next Interim Distribution after such Claim is Allowed (or the Final Distribution Date, if there is no such Interim Distribution) the portion of the Cash Election Payment Amount with respect to such Eligible Allowed Unsecured Claim that such holder would have been distributed through such distribution date if such holder had been a Validly Electing Holder on the date of the previous Interim Distribution.

                  10.2.4 At the election of the Debtor, Interim Distributions of Class 5 Distribution Shares and portions of the Cash Election Payment Amounts in the Class 5 Reserve may be made on such dates as the Debtor may determine. Such distributions to the Closing Date Holders of Remaining Allowed Unsecured Claims and Validly Electing Holders who have previously been distributed no Class 5 Distribution Shares or portions of the Cash Election Payment Amounts shall be made as and in the amounts provided in Section 10.2.3. The other shares from the Class 5 Reserve being distributed on such date shall be distributed Pro Rata to all other Closing Date Holders of Remaining Allowed Unsecured Claims on such date and the other portions of the Cash Election Payment Amounts from the Class 5 Reserve being distributed on such date shall be distributed Pro Rata to all other Validly Electing Holders on such date. The aggregate number of shares and aggregate amount of cash so distributed from the Class 5 Reserve shall leave in the Class 5 Reserve a number of Class 5 Distribution Shares and a portion of the Cash Election Payment Amounts sufficient, in the Debtor's judgment, to satisfy as provided in this Plan all Unsecured Claims that are Disputed Claims or undetermined Claims on date of such distribution and to make any adjustments with respect to distributions or returns of shares of Common Stock of New GP required by Section 11.8. For purposes of establishing the Class 5 Reserve, all Contingent Claims and Unliquidated Claims shall be deemed to have a zero amount, unless (i) previously estimated by Final Order of the

         Bankruptcy Court or (ii) deemed by the Debtor to have a different amount for purposes of the Class 5 Reserve.

                  10.2.5 On the Final Distribution Date the Debtor shall distribute or cause to be distributed to the Closing Date Holders of Remaining Allowed Unsecured Claims all shares remaining in the Class 5 Reserve. Such distribution shall be made to Closing Date Holders of Remaining Allowed Unsecured Claims who have previously received no distributions of Class 5 Distribution Shares as and in the amounts provided in Section 10.2.3. The other remaining shares in the Class 5 Reserve shall be distributed Pro Rata to all other Record Date Holders of Remaining Allowed Unsecured Claims. On such date the Debtor shall also distribute to Validly Electing Holders all of the amounts still required to be paid pursuant to the Cash Election remaining in the Class 5 Reserve.

         10.3 Disputed Claims. When a Disputed Unsecured Claim becomes an Allowed Claim, the Closing Date Holder of such Claim shall be entitled to distributions of Class 5 Distribution Shares or, if the holder is a Validly Electing Holder, Cash Election Payment Amounts in the amounts and at the times provided in Article V and this Article X.

         10.4 Disputed Payments or Distributions. In the event of any dispute between or among Claimants as to the right of any Person to receive or retain any distribution to be made to such Person under this Plan, the Debtor, after consultation with the Committee, if it exists at such time, may in lieu of making such distribution to such Person, make it instead into an escrow for payment or distribution as ordered by the Bankruptcy Court or as the interested parties to such dispute may otherwise agree among themselves. Any Claimant which fails to raise such dispute pursuant to this Section 10.4 of this Plan by filing an appropriate request for relief with the Bankruptcy Court prior to the issuance of such disputed distribution by the Debtor shall be deemed to have forever waived any right to dispute such distribution or to restrict the use of such distribution.

         10.5 Minimum Distribution. Notwithstanding anything to the contrary in this Plan, the Debtor shall not be required to make aggregate distributions of less than 100 shares of Common Stock of New GP, or less than $1,000, to any holder of an Allowed Unsecured Claim, unless the Debtor elects to do so.

         10.6 Setoff. The Debtor may set off any claims of any nature whatsoever that the Debtor or the Estate may have against a Claimant, such Claimant's Claim or the payment or distribution to be made pursuant to the Plan with respect to such Claimant's Claim. Notwithstanding the foregoing, the failure to effect such a set off will not constitute a waiver or release by the Estate or the Debtor of any such claim against such holder.

                                   ARTICLE XI

               MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

         11.1 Tax Election. Prior to the Closing, TPLP shall amend its Agreement of Limited Partnership to provide that it shall be treated as a disregarded entity for federal income tax purposes (rather than as an association pursuant to Treasury Regulation Section 301.7701-3(a)) and shall make and file with the Internal Revenue Service an election with respect to such treatment and take all other actions necessary or desirable in furtherance of such treatment for federal income tax purposes. Thereafter, prior to the Closing, TPLP shall distribute to TPC Holding and Petrochemical Partnership Holdings $1,000 in cash and $99,000 in cash, respectively.

         11.2 Conversion to Limited Liability Companies. Prior to the Closing, TPC Holding and Petrochemical Partnership Holdings shall each convert from a Delaware corporation to a Delaware limited liability company as permitted by the General Corporation Law of the State of

Delaware and the Delaware Limited Liability Company Act, which shall constitute a continuation of the existence of TPC Holding Corp. and Petrochemical Partnership Holdings, Inc. in the form of Delaware limited liability companies. Each such limited liability company shall be treated as a disregarded entity for federal income tax purposes, rather than as an association, and take all other actions necessary or desirable in furtherance of such treatment for federal income tax purposes. The names of such limited liability companies shall be TPC Holding LLC and Petrochemical Partnership Holdings LLC, respectively. Thereafter, prior to the Closing, Petrochemical Partnership Holdings LLC shall distribute to TPC Holding LLC $99,000 in cash, and TPC Holding LLC shall distribute to Texas Petrochemical Holdings, Inc. $100,000 in cash.

         11.3 Formation of New GP. New GP prior to the Closing will be incorporated by the Debtor as a corporation under the laws of the State of Delaware, will be a joint participant in this Plan, and will be entitled to any protections, exemptions or rights provided under Section 1145(a) of the Bankruptcy Code.

                  11.3.1 Board of Directors. At the Effective Date, the New Board of New GP shall consist of five (5) directors, which shall include the chief executive officer of New GP, two (2) directors designated by the New Equity Investors and two (2) directors designated by the Committee (or, in such manner as specifically authorized by the Committee). The New Board of New GP at the Effective Date shall be provided for in the Confirmation Order, such appointment shall be deemed ratified by the initial holders of the equity securities of New GP and by all Persons receiving equity securities of New GP in connection with this Plan, and the board of directors shall be authorized to take such actions as may be necessary to consummate this Plan, but shall not act in contravention of the terms of this Plan. The subsequent tenure and manner of selection of directors shall be as provided in the charter and bylaws of New GP and the Investment Agreement.

                  11.3.2 Officers. Under this Plan, the board of directors of the New GP shall select the appropriate officers and senior management of New GP and the Reorganized Debtor. After the Closing, New GP's and the Reorganized Debtor's senior management will include Carl S. Stutts, President and Chief Executive Officer; E. Joseph Grady, Senior Vice President of Finance and Chief Financial Officer; John Yoars, Senior Vice President of Operations; and Stephen R. Wright, Senior Vice President, Secretary and General Counsel.

                  11.3.3 Employment Agreements with Officers. On or after the Effective Date, New GP may enter into employment agreements with Carl
         S. Stutts, E. Joseph Grady, John Yoars and Stephen R. Wright and such other officers as the New Board of New GP may approve.

                  11.3.4 Charters and Bylaws. Prior to the Closing, New GP shall amend its charter to be in substantially the form attached as Exhibit A to the Investment Agreement. The bylaws of New GP shall contain such provisions as are reasonably satisfactory to the Committee and the New Equity Investors and as the Debtor and the board of directors of New GP and, on or after the Effective Date, the New Board of New GP, believe are necessary to satisfy the provisions of this Plan and such other provisions as are satisfactory in form and substance to the Debtor and, on or after the Effective Date, the New Board of New GP. Such charter and bylaws shall be subject to further amendment as permitted therein and by applicable law. Such charter and bylaws shall contain indemnification provisions applicable to officers, directors, and employees of New GP and such other Persons as may in the discretion of the board of New GP be appropriate.

         11.4 Formation of New LP. New LP prior to the Closing will be formed by the Debtor as a limited liability company under the laws of the State of Delaware, will be a joint participant in this Plan, and will be entitled to any protections, exemptions or rights provided under Section 1145(a) of the Bankruptcy Code.

                  11.4.1 Board of Directors. At the Effective Date, the New Board of New LP (or body performing similar functions) shall consist of the same individuals as the New Board of New GP and such other individuals as the New Board of New GP may select. The New Board of New LP at the Effective Date shall be provided for in the Confirmation Order, such appointment shall be deemed ratified by New GP, as the initial holder of all of the equity securities of New LP, and the New Board of New LP shall be authorized to take such actions as may be necessary to consummate this Plan, but shall not act in contravention of the terms of this Plan. The subsequent tenure and manner of selection of directors shall be as provided in the organizational documents of New LP.

                  11.4.2 Officers. After the Closing, unless otherwise provided by the board of directors, New LP's senior management will include Carl S. Stutts, President and Chief Executive Officer; E. Joseph Grady, Senior Vice President of Finance and Chief Financial Officer; John Yoars, Senior Vice President of Operations; and Stephen
         R. Wright, Senior Vice President, Secretary and General Counsel.

                  11.4.3 Organizational Documents. The organizational documents of New LP shall contain such provisions as the Debtor, the New Equity Investors and the Committee, and, on or after the Effective Date, the New Board of the New LP, believe are necessary to satisfy the provisions of this Plan and such other provisions as shall be satisfactory in form and substance to the Debtor and, on or after the Effective Date, the New Board of the New LP, and shall be subject to further amendment of the organizational documents as permitted therein and by applicable law. Such organizational documents shall contain indemnification provisions applicable to officers, directors (or Persons performing similar functions), and employees of New LP and such other Persons as may in the discretion of the board of New LP be appropriate.

         11.5 Securities Law Matters. It is an integral and essential element of this Plan that the offering, sale, issuance and distribution of (i) shares of Common Stock of New GP (a) that are Class 5 Distribution Shares pursuant to this Plan, including such shares which are transferred to Debtor and subsequently distributed to the holders of the Remaining Allowed Unsecured Claims pursuant to this Plan, (b) that are issued and sold to Closing Date Holders of Eligible Allowed Unsecured Claims pursuant to the Rights Offering, and (c) that are issued upon conversion of the New Convertible Secured Notes issued in the Rights Offering, (ii) New Convertible Secured Notes that are issued and sold to Closing Date Holders of Eligible Allowed Unsecured Claims pursuant to the Rights Offering, and (iii) Common Stock Rights, Notes Rights and Oversubscription Rights that are issued to Record Date Holders of Eligible Allowed Unsecured Claims pursuant to this Plan, be exempt from registration under the Securities Act of 1933, as amended, and similar state laws pursuant to section 1145 of the Bankruptcy Code. The Confirmation Order shall provide (and be binding on all Claimants and parties-in-interest to the Bankruptcy Case), that all such offerings, sales and issuances fall within the exemptions provided in section 1145 of the Bankruptcy Code.

         11.6 New Revolver and New Convertible Secured Notes Financing Approval. Confirmation of this Plan shall constitute, as of the Effective Date, approval of the New Revolver and New Convertible Secured Notes Financing. The material documentation of the New Revolver and New Convertible Secured Notes Financing will be in substantially the form filed with the Bankruptcy Court as Plan Documents. The Confirmation Order shall include provisions approving the New Revolver and the New Convertible Secured Notes Financing in substantially the forms filed as Plan Documents, with such changes therein as may be agreed to by the Debtor or New GP, on the one hand, and by the New Revolving Lenders or New Equity Investors, on the other, and granting the Liens and priority as provided therein; and in furtherance thereof, the Reorganized Debtor and New GP shall be authorized to execute such Plan Documents and such other documents as may be agreed to by the Reorganized Debtor or New GP that the New Revolving Lenders or the New Equity Investors may reasonably require. At the option of the lenders that are providing the New Revolver and New Convertible Secured Notes Financing, and as provided in the documents related thereto, such lenders may succeed to the Liens of the existing Term Lenders and Revolving Lenders.

         11.7 Closing. The Closing shall be conducted in the offices of Bracewell & Patterson, L.L.P. in Houston, Texas, or at such other location designated by the Debtor after consultation with the New Equity Investors and the Committee, on a Business Day and at a time following the entry of the Confirmation Order selected by the Debtor with the consent of the Committee, which will not be unreasonably withheld, and after consultation with the New Equity Investors, which date shall be the Effective Date and the Closing Date. The Closing is conditioned on the satisfaction or waiver by the Debtor with the consent of the Committee, which will not be unreasonably withheld, of the conditions to the Effective Date and the Debtor's satisfaction, and the Committee's reasonable satisfaction, with the form and substance of all documents to be delivered at the Closing. At the Closing, the following actions shall occur simultaneously:

                  11.7.1 All documents related to the New Revolver, in form and substance satisfactory to the Debtor and reasonably satisfactory to the Committee, and after consultation with the New Equity Investors, shall be executed and delivered by the parties thereto.

                  11.7.2 All documents required for the New Equity Financing and the New Convertible Secured Notes Financing shall be executed and delivered by all parties thereto.

                  11.7.3 The existing general partner interests, limited partner interests and other Partnership Interests in TPLP shall be cancelled.

                  11.7.4 Any stock or other equity interest in New GP or New LP owned by the Debtor shall be transferred by the Debtor to New GP and New LP, respectively, and cancelled.

                  11.7.5 The Claim of Texas Butylene as against TPLP shall be cancelled in exchange and compromise for payment in full of all obligations necessary to fund the liquidation plan obligations of Texas Butylene.

                  11.7.6 The Debtor will receive proceeds of borrowings under the New Revolver in an amount satisfactory to the Debtor up to $50,000,000.

                  11.7.7 New GP will receive the proceeds from the sale of Common Stock of New GP to Closing Date Holders of Eligible Allowed Unsecured Claims pursuant to the Rights Offering.

                  11.7.8 The Debtor will receive the proceeds from the sale of New Convertible Secured Notes to Closing Date Holders of Eligible Allowed Unsecured Claims pursuant to the Rights Offering.

                  11.7.9 New GP will receive gross proceeds from the funding of the New Equity Financing in an aggregate amount equal to the sum of
         (i) $10,000,000, plus (ii) the Common Stock Standby Commitment Amount, plus (iii) the aggregate amount to be paid to holders of Eligible Allowed Unsecured Claims with respect to which the Cash Election is validly made if all such Eligible Allowed Unsecured Claims remain Allowed. Such funding shall be the purchase price for the shares of Common Stock of New GP purchased by the New Equity Investor in the New Equity Financing. The certificates for the shares of Common Stock of New GP issued in the New Equity Financing shall bear appropriate securities and other legends. The proceeds received in Section 11.7.7 and clauses (i) and (ii) of this Section 11.7.9 will aggregate $20,000,000. The amount to be received pursuant to clause (iii) of this
         Section 11.7.9 will not exceed $20,000,000.

                  11.7.10 The Debtor will receive gross proceeds from the funding of the New Convertible Secured Notes Financing in an aggregate amount equal to (i) $30,000,000, plus (ii) an amount equal to (a) $30,000,000 minus (b) the amount of New Convertible Secured Notes purchased by holders of Eligible Allowed Unsecured Claims pursuant to the Rights Offering. Such funding shall be the purchase price for the New Convertible Secured Notes purchased by the New Equity Investors in the New Convertible Secured Notes Financing. The New Convertible Secured Notes shall bear appropriate securities and other legends. The proceeds received in Section 11.7.8 and this Section 11.7.10 will aggregate $60,000,000.

                  11.7.11 New GP will purchase membership interests of New LP, representing all of the outstanding equity securities of New LP, for the consideration of (i) an amount in cash equal to the sum of (a) ninety-nine percent (99%) of the net proceeds of the New Equity Financing and (b) ninety nine-percent (99%) of the net proceeds from the sale of Common Stock of New GP to Closing Date Holders of Eligible Allowed Unsecured Claims pursuant to the Rights Offering and (ii) ninety nine percent (99%) of the shares of Common Stock of New GP that are to be Class 5 Distribution Shares. New GP will acquire from the Debtor a 1% general partner interest in the Debtor for the consideration of (i) an amount in cash equal to the sum of (a) one percent (1%) of the net proceeds of the New Equity Financing and (b) one percent (1%) of the net proceeds from the sale of Common Stock of New GP to Closing Date Holders of Eligible Allowed Unsecured Claims pursuant to the Rights Offering and (ii) one percent (1%) of the shares of Common Stock of New GP that are to be Class 5 Distribution Shares. New LP will acquire from the Debtor a 99% limited partner interest in the Debtor for the consideration of (i) an amount equal to the sum of
         (a) ninety-nine percent (99%) of the net proceeds of the New Equity Financing and (b) ninety-nine percent (99%) of the net proceeds from the sale of Common Stock of New GP to Closing Date Holders of Eligible Allowed Unsecured Claims pursuant to the Rights Offering and (ii) ninety-nine percent (99%) of the shares of Common Stock of New GP that are to be Class 5 Distribution Shares.

                  11.7.12 New GP shall provide or cause to be provided to the Debtor on the Effective Date certificates for shares of the Common Stock of New GP representing the Class 5 Distribution Shares in such numbers and such denominations and registered in such names as may be requested by the Debtor or any authorized person with whom the

         Debtor contracts to assist in performing the distribution of the Class 5 Distribution Shares. New GP shall provide or cause to be provided to the Debtor on the Effective Date certificates for shares of the Common Stock of New GP purchased by Closing Date Holders of Eligible Allowed Unsecured Claims pursuant to the Rights Offering in such numbers and such denominations and registered in such names as may be requested by the Debtor or any authorized person with whom the Debtor contracts to assist in delivering such certificates to the Closing Date Holders of Eligible Allowed Unsecured Claims purchasing such shares pursuant to the Rights Offering.

                  11.7.13 Debtor shall deliver to the New Equity Investors the New Convertible Secured Notes purchased in the New Convertible Secured Notes Financing and to the purchasing Closing Date Holders of Eligible Allowed Unsecured Claims the New Convertible Secured Notes purchased pursuant to the Rights Offering.

                  11.7.14 At or after the Closing, a omnibus stock and incentive plan or stock option plan for the benefit of eligible employees of New GP, the Reorganized Debtor and their Affiliates will be adopted and approved by the New Board of Directors of New GP.

         11.8 Adjustment Procedures. If certain Unsecured Claims are Disputed or for other reasons the exact amount of Allowed Unsecured Claims or the exact amount of Eligible Allowed Unsecured Claims validly electing the Cash Election may not be known on at the Closing. As a result, the number of New Equity Investor Cash Election Shares delivered at the Closing may be incorrect. When the final amounts of Allowed Unsecured Claims and Eligible Allowed Unsecured Claims validly electing the Cash Election may are known, the Reorganized Debtor will recalculate the number of New Equity Investor Cash Election Shares. If the number of New Equity Investor Cash Election Shares is different that the number delivered to the New Equity

Investors at Closing, New GP will issue additional shares of Common Stock of New GP to the New Equity Investors for any shortfall, or the New Equity Investors will return to the New GP any excess shares of Common Stock of New GP they received.

                                  ARTICLE XII

                               EXECUTORY CONTRACTS

         IF YOU HAVE A CONTRACT WITH THE DEBTOR, BE AWARE THAT CONFIRMATION OF THIS PLAN CONSTITUTES AN ASSUMPTION OF YOUR CONTRACT, UNLESS PROVIDED OTHERWISE BELOW. ADDITIONALLY, UNLESS OTHERWISE STATED ON EXHIBIT "I" TO THE AMENDED SUPPLEMENT TO THE DISCLOSURE STATEMENT, THE DEBTORS HEREBY ALLEGE THAT YOUR "CURE" AMOUNT UNDER THE CONTRACT IS $0.00. IF YOU DISAGREE WITH THE CURE AMOUNT, OR OBJECT TO THE ASSUMPTION OF YOUR CONTRACT, YOU MUST FILE A WRITTEN OBJECTION TO THIS PLAN WITH THE BANKRUPTCY COURT.

         12.1 Assumption of Contracts. All Executory Contracts (including, but not limited to those contracts listed on Exhibit "I" to the Amended Supplement to Disclosure Statement) which (i) have not been previously rejected, or are the subject of a motion to reject as of the Confirmation Hearing, or (ii) are not listed on Exhibit "H" to the Debtor's Disclosure Statement as being rejected, as such lists may be amended on or prior to three (3) days prior to the Confirmation Hearing, shall pursuant to section 365 of the Bankruptcy Code be deemed assumed by the Debtor on the Effective Date. The Executory Contracts listed on Exhibit "H" to the Debtor's Amended Supplement to Disclosure Statement shall be rejected. Assumption or rejection shall be pursuant to the terms of the Confirmation Order. Although pursuant to this Section 12.1 the indemnification obligations of all Debtors referenced in Section 4H of the Disclosure Letter (as defined in the Investment Agreement) are assumed by the Debtor, the Debtor shall be only obligated to pay fees, expenses, claims and other amounts thereunder up to, but not more than, $5,000,000 pursuant to such assumed obligations, which shall be the aggregate sum available to satisfy any and all amounts that are properly due and owing.

         12.2 Proposed Cure Amounts For Assumed Contracts. The Debtor's Amended Supplement to Disclosure Statement at Exhibit "I" shall set forth the amounts, if any, that the Debtor believes to be necessary to be paid in order to cure any existing defaults or arrearages under the Assumed Contracts. EXCEPT AS SPECIFICALLY PROVIDED OTHERWISE IN EXHIBIT "I" TO THE DISCLOSURE STATEMENT, ASSUMED CONTRACTS SHALL HAVE A CURE AMOUNT OF $0.00. The Debtor, with the consent of the Committee and the New Equity Investors, which shall not be unreasonably withheld, may revise the proposed cure payments provided under this Plan as part of a notice filed with the Plan Documents. Such amounts designated in the manner stated above, or such other amounts determined by the Bankruptcy Court pursuant to a timely filed objection by a party to an Assumed Contract, shall be paid on the Effective Date of this Plan or as soon thereafter as reasonably practicable, in full satisfaction, release and discharge of and in exchange for any and all Claims for amounts necessary to cure any existing defaults or arrearages under the Assumed Contracts.

         12.3 Proposed Adequate Assurance of Future Performance By Debtor. Pursuant to section 365(f) of the Bankruptcy Code, adequate assurance of future performance by the Debtor is hereby provided by (i) reference to Exhibit "D" of the Amended Supplement to Disclosure Statement (Financial Projections of the Debtor) and (ii) any additional evidence offered at the Confirmation Hearing in support of feasibility of this Plan.

         12.4 Claims for Rejection Damages. Proofs of Claim for damages allegedly arising from the rejection pursuant to this Plan or the Confirmation Order of any Executory Contract to which a Claimant is a party must be filed with the Bankruptcy Court and served on the Debtor not later than thirty (30) days after the Effective Date. All Proofs of Claim for such damages not timely filed and properly served as prescribed herein shall be forever barred and the holder of such a Claim shall not be entitled to participate in any distribution under this Plan.

         12.5 Objections to Proofs of Claim Based On Rejection Damages. The Debtor shall have the exclusive authority to file an objection to any Proof of Claim based on the rejection of an Executory Contract pursuant to this Plan.

                                  ARTICLE XIII

                              CONDITIONS PRECEDENT

         13.1 Conditions Precedent to Confirmation. This Plan shall not be confirmed unless and until the following conditions have occurred or been waived in writing by the Debtor with the consent of the Committee, which will not be unreasonably withheld, and after consultation with the New Equity Investors:

                  13.1.1 Any governmental and third party approvals necessary for the confirmation of this Plan shall have been received by the Debtor; and

                  13.1.2 The Bankruptcy Court shall have entered the Confirmation Order in a form and substance satisfactory to the Debtor, the Committee, and the New Equity Investors.

         13.2 Conditions Precedent to Effective Date. This Plan shall not become effective and operative unless and until the Effective Date occurs. The Effective Date shall occur after the following conditions have been satisfied; provided, however, that the Debtor with the consent of the Committee and the New Equity Investors, which will not be unreasonably withheld, may waive any or all of the following conditions (but may not waive any conditions that impair the rights of the New Equity Investors without their consent), whereupon the Effective Date shall occur immediately upon the Closing without further action by any Person:

                  13.2.1 The Confirmation Order and all other documents necessary to implement this Plan shall be in form and substance satisfactory to the Debtor, the Committee and the New Equity Investors;

                  13.2.2 The condition in subparagraph 13.2.1 has occurred or been waived by no later than one-hundred twenty (120) days after the Confirmation Date;

                  13.2.3 The Investment Agreement shall be in full force and effect;

                  13.2.4 The New Revolver shall have been arranged in a form satisfactory to the Debtor, the Committee and the New Equity Investors; and

                  13.2.5 The Closing shall have occurred contemporaneously with the Effective Date.

         13.3 Non-Occurrence of the Effective Date. If this Plan is confirmed but the Effective Date does not occur within the one-hundred twenty
(120) day period set forth in Section 13.2.2 of this Plan, unless otherwise ordered by the Bankruptcy Court, (i) the Confirmation Order shall be deemed vacated; (ii) all bar dates and deadlines established by this Plan or the Confirmation Order shall be deemed vacated; (iii) the Bankruptcy Case will continue as if confirmation of this Plan had not occurred; and (iv) this Plan will be of no further force and effect, with the result that the Debtor and other parties in interest will be returned to the same position as if confirmation had not occurred. The failure of the Effective Date to occur shall not affect the validity of any order entered in the Bankruptcy Case other than the Confirmation Order.

         13.4 Notice of the Effective Date. After the occurrence of the Effective Date, the Debtor shall mail or cause to be mailed to all holders of Claims and Partnership Interests a notice that informs such holders of: (i) entry of the Confirmation Order; (ii) the occurrence of the Effective Date; (iii) the deadline established under this Plan for the filing of Administrative Expense Claims; and (iv) such other matters as the Debtor deems to be appropriate.

                                  ARTICLE XIV

                          EFFECTS OF PLAN CONFIRMATION

         14.1 Satisfaction, Release and Discharge of Claims. Except as otherwise specifically provided in this Plan, or in the Confirmation Order, the confirmation of this Plan shall discharge the Debtor and its property or assets, from all Claims that existed or arose before the Confirmation Date and extinguish completely all liabilities in respect of any Claim or other obligation or Partnership Interest, whether reduced to judgment or not, liquidated or unliquidated, contingent or non-contingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, that existed or arose from any agreement of the Debtor entered into or obligation of the Debtor incurred before the Confirmation Date, or from any conduct of the Debtor prior to the Confirmation Date, or that otherwise existed or arose prior to the Confirmation Date, including, without limitation, all interest, if any, on any such Claims, Partnership Interests or obligations, whether such interest accrued before or after the Petition Date, and including, without limitation, any liability of the kind specified in sections 502(g), 502(h) and 502(i) of the Bankruptcy Code, whether or not a Proof of Claim is filed or deemed filed under section 501 of the Bankruptcy Code, such Claim is allowed under section 502 of the Bankruptcy Code, or the holder of such Claim accepted this Plan. The treatment of and consideration to be received by holders of Allowed Claims or Partnership Interests pursuant to this Plan are in full satisfaction, settlement, discharge, and release of such holders' respective Claims against or Partnership Interests in the Debtor and the Estate.

         14.2 Injunction. Provided that the Effective Date occurs, the entry of the Confirmation Order shall and shall be deemed to permanently enjoin all Persons that have held, currently hold or may hold a Claim against, or be owed obligations by, the Estate, or who have held, currently hold or may hold a Partnership Interest in the Debtor, from taking any of the following actions on account of such Claim or Partnership Interest: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against the Debtor, New GP, New LP or any of their respective Representatives; (ii) enforcing, levying, attaching, collecting, or otherwise recovering in any manner or by any means, directly or indirectly, any judgment, award, decree, or order against the Debtor, New GP, New LP or any of their respective Representatives, (iii) creating, perfecting or enforcing in any manner, directly or indirectly, any lien, charge, encumbrance or other Lien of any kind against the Debtor, New GP, New LP or any of their respective Representatives; (iv) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any debt, liability or obligation due to the Debtor, New GP, New LP or any of their respective Representatives; and (v) proceeding in any manner, directly or indirectly, in any place whatsoever against the Debtor, New GP, New LP or any of their respective Representatives.

         14.3     No Liability for Solicitation or Participation. Pursuant to
section 1125 of the Bankruptcy Code, Persons that solicit acceptances or rejections of this Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under this Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or the offer, issuance, sale, or purchase of securities.

         14.4     Releases and Limitation of Liability of Exculpated Persons.

                  14.4.1 The Exculpated Persons are hereby released from and shall not have or incur any liability for any act taken or omission made in good faith in connection with or in any way related to (a) negotiating, formulating, implementing, confirming, administering, or consummating this Plan, the Disclosure Statement or any contract, instrument, filing with governmental agencies, release, or other agreement or document created in connection with or related to this Plan, the Disclosure Statement, any plan or disclosure statement of any of the Debtors, or the administration of the Bankruptcy Case, or (b) any liability, claim or cause of action, whether known or unknown, asserted or unasserted, belonging to or assertable by the Debtors or their Estates against the Exculpated Persons, from the beginning of time until the Effective Date.

                  14.4.2 On the Effective Date, the individuals described in the following sentence shall also be forever irrevocably and unconditionally released and discharged from any and all claims, actions, suits, debts, accounts, causes of action, agreements, promises, damages, judgments, demands and liabilities which the Debtors may have against them, whether held directly, indirectly, or derivatively, which are in any way related to the Debtors, and arise from facts, circumstances, events or conditions occurring or otherwise existing prior to the Effective Date. The Persons released hereby are all Persons who have served as directors or officers or Persons serving in similar capacities of any of the Debtors from or after April 1, 2003.

                  14.4.3 The Term Lender Agent, the Term Lenders and each of their officers, directors, employees, agents, professionals and other representatives shall be released, on the Effective Date, from any and all claims or causes of action held by the Debtors or any third party (including any creditors of the Debtor) for any actions or omissions arising from or related to the Debtors, the Term Loans or the Debtors' Bankruptcy Case. This release shall include all claims or causes of action, whether known or unknown, and all acts and omissions, whether intentional or otherwise. The Term Lender Agent and the Term Lenders shall not be deemed to have been in control of the operations of the Debtors or to have been acting as a "responsible person" or "owner or operator" with respect to the operations or management of the Debtors. Bank of America, N.A., the Revolving Lenders and each of their officers, directors, employees, agents, professionals and other representatives shall be released, on the Effective Date, from any and all claims or causes of action held by the Debtors or any third party (including any creditors of the Debtor) for any actions or omissions arising from or related to the Debtors, the Revolving Loans or the Debtors' Bankruptcy Cases. Notwithstanding anything contained in this Plan to the contrary, however, the Reorganized Debtor, on behalf of the Estate, and as the assignee of the Committee, shall retain the right to assert the Bank of America Litigation against Bank of America, N.A. This release shall include all claims or causes of action, whether known or unknown, and all acts and omissions, whether intentional or otherwise. Bank of America, N.A. and the Revolving Lenders shall not be deemed to have been in control of the operations of the Debtors or to have been acting as a "responsible person" or "owner or operator" with respect to the operations or management of the Debtors.

                  14.4.4 The New Equity Investors, their Affiliates and their respective Representatives shall be released, on the Effective Date, from any and all claims or causes of action held by the Debtors or any third party (including any Creditors of the Debtor) for any actions or omissions arising from or related to the Debtors, the New

         Equity Investment or the Debtor's Bankruptcy Case. This release shall include all claims or causes of action, whether known or unknown, and all acts and omissions, whether intentional or otherwise.

         14.5 Indemnification. The Debtor shall assume each indemnification obligation of the Debtors specifically referenced in Section 4H of the Disclosure Letter (as defined in the Investment Agreement) to any Person who has served as an officer or director of the Debtor or any of its Affiliates at any time from and after April 1, 2003 in such capacity in an aggregate amount up to $5,000,000, which shall be the aggregate sum available to satisfy any and all amounts that are properly due and owing.

         14.6 Term of Injunctions and Stays. Unless otherwise specifically provided in this Plan or the Confirmation Order, all injunctions or stays provided for in the Bankruptcy Case pursuant to sections 105, 362 or 524 of the Bankruptcy Code or otherwise and in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

         14.7 Release of Liens. Except as otherwise specifically provided in this Plan or the Confirmation Order, all Liens, security interests, deeds of trust, or mortgages against property of the Estate shall and shall be deemed to be released, terminated, and nullified as of the Effective Date.

         14.8 Cancellation of Senior Subordinated Notes and Termination of Indentures. On the Effective Date, except to the extent otherwise provided herein, all notes, instruments, certificates and other documents evidencing the Senior Subordinated Notes shall be canceled and the obligations of the Debtor thereunder or in any way related thereto shall be discharged. On the Effective Date, except to the extent otherwise provided herein, the Indentures shall be deemed canceled, as of the Effective Date, and the obligations of the Debtor thereunder shall be discharged, except for the Debtor's obligation to pay, reimburse and indemnify the Indenture Trustee for its and its Representatives' fees and expenses and the rights of the Indenture Trustee to payment thereof (including any priority or lien rights granted in connection with the foregoing Indentures); provided that the Indentures shall continue in effect for purposes of allowing the Indenture Trustee, its agent or services, to make the distributions to holders of the Senior Subordinated Notes. Following the completion of all distributions to holders of the Senior Subordinated Notes, the Indenture Trustee shall be discharged of all further duties under the Indenture.

         14.9 Bank of America Litigation. The occurrence of the Effective Date shall constitute the assignment of the Bank of America Litigation, and all rights, interests, and remedies therein, from the Committee to the Reorganized Debtor, and the Reorganized Debtor may pursue and prosecute the Bank of America Litigation for the benefit of the Reorganized Debtor as fully and to all intents and purposes as the Bank of America Litigation could have been pursued and prosecuted by the Committee.

                                   ARTICLE XV

               MODIFICATION, REVOCATION OR WITHDRAWAL OF THIS PLAN

         15.1 Modification of this Plan. The Debtor, with the consent of the New Equity Investors and the Committee, which will not be unreasonably withheld, may alter, amend or modify this Plan under section 1127 of the Bankruptcy Code or as otherwise permitted by applicable law at any time prior to the Confirmation Date. No modifications to the Plan may be made that impair the rights of the New Equity Investors without their consent. After the Confirmation Date and prior to the substantial consummation of this Plan, any party in interest in the Bankruptcy Case may, so long as the treatment of holders of Claims or Partnership Interests under this Plan are not materially adversely affected, institute proceedings in the Bankruptcy

Court to remedy any defect or omission or to reconcile any inconsistencies in this Plan, the Disclosure Statement or the Confirmation Order, and any other matters as may be necessary to carry out the purposes and effects of this Plan; provided, however, prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

         15.2 Revocation or Withdrawal of this Plan. The Debtor, after consultation with the New Equity Investors and with the consent of the Committee, which shall not be unreasonably withheld, reserves the right to revoke or withdraw this Plan at any time prior to the Confirmation Date. If the Debtor revokes or withdraws this Plan prior to the Confirmation Date, this Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtor or any other Person or to prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor.

                                  ARTICLE XVI

                            RETENTION OF JURISDICTION

         16.1 Jurisdiction of Bankruptcy Court. Following the Effective Date, and notwithstanding the entry of the Confirmation Order, the Bankruptcy Court shall retain jurisdiction of the Bankruptcy Case and all matters arising in, or related to, the Bankruptcy Case to the fullest extent permitted by law, including jurisdiction to:

                  16.1.1 To hear and determine motions, applications, adversary proceedings, and contested matters pending on or commenced after the Effective Date;

                  16.1.2 To hear and determine objections (whether filed before or after the Effective Date) to, or requests for estimation of, any Claim or Partnership Interest, and to enter any order requiring the filing of proof of any Claim or Partnership Interest before a particular date;

                  16.1.3 To ensure that distributions to holders of Allowed Claims are accomplished as provided in this Plan;

                  16.1.4 To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

                  16.1.5 To construe and to take any action to enforce this Plan and the Confirmation Order;

                  16.1.6 To issue such orders as may be necessary for the implementation, execution and consummation of this Plan and to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan and the Confirmation Order, and the transactions contemplated hereby and thereby;

                  16.1.7 To hear and determine any applications to modify this Plan, to cure any defect or omission or to reconcile any inconsistency in this Plan, the Disclosure Statement or in any order of the Bankruptcy Court including, without limitation, the Confirmation Order;

                  16.1.8 To hear and determine all applications for Professional Claims;

                  16.1.9 To hear and determine other issues presented or arising under this Plan;

                  16.1.10 To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

                  16.1.11 To hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code; and

                  16.1.12  To enter the Final Decree.

         16.2 Failure of Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction, over any matter arising under, arising in or related to the Bankruptcy Case, including with respect to the matters set forth above in Section 16.1 of this Plan, this Article shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such subject matter.

                                  ARTICLE XVII

                            MISCELLANEOUS PROVISIONS

         17.1     Payment of Statutory Fees. All fees payable pursuant to
section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date or when otherwise due.

         17.2 Retention of Actions and Defenses. All claims, rights, defenses, offsets, recoupments, causes of action, actions in equity, or otherwise, whether arising under the Bankruptcy Code or federal, state, or common law, which constitute property of the Estate within the meaning of section 541 of the Bankruptcy Code, as well as all claims, rights, defenses, offsets, recoupments, and causes of action arising under Chapter 5 of the Bankruptcy Code (including without limitation the Avoidance Actions) with respect to the Debtor, shall be and hereby are preserved for the benefit of the Debtor and shall be and hereby are deemed to be part of the assets of the Debtor.

         17.3 Committee. The Committee shall cease operating and dissolve on the Effective Date.

         17.4 No Admissions. Notwithstanding anything herein to the contrary, nothing contained in this Plan shall be deemed an admission by the Debtor or be used as the basis of a waiver or estoppel against the Debtor with respect to any matter set forth herein including, without limitation, liability on any Claim or Partnership Interest or the propriety of any classification of any Claim or Partnership Interest.

         17.5 Plan Controls. To the extent there is an inconsistency or ambiguity between any term or provision contained in the Disclosure Statement and this Plan, the terms and provisions of this Plan shall control.

         17.6 Substantial Consummation of Plan. This Plan shall be deemed to be substantially consummated on the Effective Date.

         17.7 Successors and Assigns. The rights, benefits, and obligations of any Person named or referred to in this Plan will be binding upon, and will inure to the benefit of, the heir, executor, administrator, representative, successor, or assign of, such Person.

         17.8 Severability. Should the Bankruptcy Court determine, on or prior to the Confirmation Date, that any provision of this Plan is either illegal or unenforceable or illegal or unenforceable as applied to any Claim or Partnership Interest, the Bankruptcy Court, at the request of the Debtor with the consent of the Committee which shall not be unreasonably withheld, shall have the power to alter and modify such provision to make it valid and enforceable to the maximum extent practicable consistent with the original purpose of such provision. Notwithstanding any such determination, interpretation, or alteration, the, remainder of the terms and provisions of this Plan shall remain in full force and effect.

         17.9 Notices and Distributions. All notices, requests and distributions to a holder of a Claim or Partnership Interest shall be sent (i) to the last known address of the holder or its attorney of record as reflected in the holder's Proof of Claim or Administrative Expense Claim filed by or on behalf of such holder; or (ii) if there is no such evidence of a last known address, to the last known address of the holder according to the books and records of the Debtor. Any holder of a Claim or Partnership Interest may designate another address for the purposes of this Section by providing the Debtor written notice of such address which notice will be effective upon receipt by the Debtor. Notices and requests may also be sent to a holder of a Claim or Partnership Interest at the fax number or email address provided on the Ballot or in the books and records of the Debtor. Notices and requests shall be deemed received by a holder of a Claim or Partnership Interest (i) if sent by mail, on the second Business Day after deposit in the United States mail, postage prepaid, (ii) if sent by overnight courier, on the first Business Day after delivery to such courier, if (iii) if sent by fax or email on a Business Day prior to 5:00 p.m., Houston, Texas time, on such Business Day (or if after 5:00 p.m., Houston, Texas time or not on a Business Day, on the next Business Day).

         17.10 Unclaimed Property. If any property distributed by the Debtor remains unclaimed for a period of one (1) year after it has been delivered (or delivery has been attempted) or has otherwise been made available, such unclaimed property shall be forfeited by the Person entitled to receive the property and the unclaimed property and the right to receive it shall revert to and vest in the Debtor free and clear of any rights, Claims or interests of such Person. The use of regular mail, postage prepaid, to the last known address of a holder of a Claim shall constitute delivery for purposes of this Section.

         17.11 Suspense Funds and Funds Subject to Escheat. Any benefit or obligation owing by the Debtor of funds which may be in suspense and attributable to a public or private entity, of which no party has asserted a Proof of Claim in this proceeding, shall be considered unclaimed property, as provided above, and such property shall revert to the Debtor.

         17.12 Responsible Party Injunction. The Confirmation Order shall constitute and provide for an injunction by the Bankruptcy Court as of the Effective Date against any holder of a Priority Tax Claim from commencing or continuing any action against any responsible person or officer or director of the Debtor or of its general or limited partners.

         17.13 Pre-petition Lawsuits. On the Effective Date, all lawsuits, litigation, administrative actions or other proceedings, judicial or administrative, relating to pre-petition events or conduct of the Debtor, in connection with the assertion of a Claim, shall be dismissed as to the Debtor. Such dismissal shall be with prejudice to the assertion of such Claim in any manner other than as prescribed by this Plan. Confirmation of this Plan and entry of the Confirmation Order shall have no effect on insurance policies of the Debtor.

         17.14 Disallowance and Subordination of Claims for Any Fine, Penalty, or Forfeiture, or Multiple, Exemplary or Punitive Damages.

         The filing of this Plan and its submission to the holders of Claims which assert any fine, penalty, or forfeiture, or multiple, exemplary, or punitive damages as referenced in 11 U.S.C. section 726(a)(4) shall constitute an action seeking to subordinate all such Claims pursuant to section 510 of the Bankruptcy Code. The Confirmation Order, except as provided herein, shall constitute an order subordinating such Claims to all other Claims pursuant to section 510 of the Bankruptcy Code, and no distribution shall be made on such Claims pursuant to this Plan.

         17.15 Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or by the general corporation law, limited partnership law or limited liability company law or the law of the jurisdiction of organization of any entity governing the internal affairs of such entity, the internal laws of the

State of Texas shall govern the construction and implementation of this Plan and any agreements, documents and instruments executed in connection with this Plan or the Bankruptcy case, including the Plan Documents, except as may otherwise be provided in such agreements, documents, instruments and this Plan.

         17.16 Defaults. Any act or omission by a party in interest in contravention of a provision within this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Debtor may seek to hold the defaulting party in contempt of the Confirmation Order. If such party in interest is found to be in default under this Plan, such party shall pay the reasonable attorneys' fees and costs of the Debtor in pursuing such matter. Furthermore, upon the finding of such a default by a party in interest, the Bankruptcy Court may (i) designate a party to appear, sign and/or accept the documents required under this Plan on behalf of the defaulting party, in accordance with Federal Rules of Civil Procedure, Rule 70; or (ii) make such other order as may be equitable which does not materially alter the terms of this Plan as it is confirmed.

         17.17 Binding Effect. This Plan shall be binding on and inure to the benefit of the Debtor, the Reorganized Debtor, the holders of Claims or Partnership Interests (whether or not they have accepted this Plan) and their respective heirs, executors, administrators, representatives, successors and assigns. Notwithstanding any implication herein to the contrary, nothing in this Plan or the Plan Documents alters or impairs the rights of the New Equity Investor under the Investment Agreement or the Operative Agreements. The Debtor and the Reorganized Debtor may treat as the "holder" of a Claim the Person who filed a Proof of Claim with respect thereto, and any subsequent transferee of such Person who had complied with the provisions of Rule 3001 of the Bankruptcy Rules, and the Debtor and the Reorganized Debtor shall have no obligation to treat or deal with as a "holder" any other Person. Debtor may, in its discretion, treat a beneficial owner of Senior Subordinated Notes through a nominee as a "holder," including treating such a beneficial owner on the Record Date as the Record Date Holder and treating such a beneficial owner on the Closing Date as the Closing Date Holder.

         17.18 Withholding and Reporting. In connection with this Plan and all instruments issued in connection therewith and distributions thereon, the Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and all distributions hereunder shall, to the extent applicable, be subject to any such withholding and reporting requirements. Notwithstanding anything herein to the contrary, in calculating and making the payments due to Allowed Claims hereunder, the Debtor shall be authorized to deduct from such payments any necessary withholding amount.

         17.19 Certain Calculations. Unless otherwise provided herein, (i) all calculations of percentages provided for in this Plan shall be made to three decimal places and rounded down to the next lower 1/100th of one percent; and
(ii) all calculations of the number of shares of Common Stock of New GP to be distributed or issued shall be made to one decimal place and rounded down to the next lower whole share.

         17.20 Other Documents and Actions. The Debtor may execute such documents and take such other action as is reasonable, necessary, or appropriate to effectuate the transactions provided for in this Plan.

                              CONFIRMATION REQUEST

         The Debtor hereby requests confirmation of this Plan pursuant to section 1129 of the Bankruptcy Code.

Dated: March 11, 2004.

                                      /s/ Henry J. Kaim
                                      ------------------------------------------
                                      Henry J. Kaim
                                      Texas Bar No. 11075400
                                      Mark W. Wege
                                      Texas Bar No. 21074225

                                      Bracewell & Patterson, L.L.P.
                                      711 Louisiana, Suite 2900
                                      Houston, Texas 77002

                                      TEXAS PETROCHEMICALS LP
                                      Debtor and Debtor-In-Possession

                                      /s/ Carl S. Stutts
                                      ------------------------------------------
                                      By:  Carl S. Stutts
                                      President and CEO of TPC Holding Corp.,
                                      General Partner of Texas Petrochemicals LP

                                     ANNEX A

                                       TO

                            TEXAS PETROCHEMICALS LP'S

                      FOURTH AMENDED PLAN OF REORGANIZATION

                                   DEFINITIONS

         Terms and phrases, whether capitalized or not, that are used and not defined in this Plan, but that are defined in the Bankruptcy Code, have the meanings ascribed to them in the Bankruptcy Code. Unless otherwise provided in this Plan, the following terms (which appear in this Plan as capitalized terms) have the respective meanings set forth below, and such meanings shall be equally applicable to the singular and plural forms of the terms defined, unless the context otherwise requires. This Annex A is an integral part of the Plan.

                  1.1 Administrative Expense Claim" means a Claim for costs and expenses of administration of the Bankruptcy Case allowed under sections 503, 507(a)(1) or 507(b) of the Bankruptcy Code, including Claims for taxes entitled to treatment under section 507, and approved by Final Order of the Bankruptcy Court, and all fees and costs assessed against the Estate pursuant to 28 U.S.C. Section 1930.

                  1.2 "Affiliate" shall have the meaning ascribed to such term in section 101(2) of the Bankruptcy Code and, in addition, shall mean, with respect to any Person, any other Person directly or indirectly controlling (including all directors, officers, managers and general partners of such person, and Persons performing similar functions), directly or indirectly controlled by or under direct or indirect common control with such Person. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

                  1.3 "Allowance Date" means the date on which a Claim becomes an Allowed Claim.

                  1.4 "Allowed" means, as it relates to any type of Claim provided for under this Plan, a Claim (i) which has been scheduled as undisputed, non-contingent and liquidated in the Schedules and as to which (a) no Proof of Claim has been timely filed, and (b) no objection thereto has been timely filed; (ii) as to which a Proof of Claim has been timely filed and either
(a) no objection thereto has been timely filed, or (b) such Claim has been allowed (but only to the extent allowed) by a Final Order of the Bankruptcy Court; (iii) which has been expressly allowed (but only to the extent allowed) under the provisions of this Plan or by other Final Order of the Bankruptcy Court; or (iv) which is an Administrative Expense Claim approved by Final Order of the Bankruptcy Court. Disputed Claims shall become Allowed Claims when Allowed pursuant to a Final Order of the Bankruptcy Court.

                  1.5 "Assumed Contracts" means the Executory Contracts assumed in Section 12.1 of this Plan by the Debtor.

                  1.6 "Avoidance Actions" means any and all actions which a trustee, debtor-in-possession or other appropriate party in interest may assert on behalf of the Estate under applicable state statute or Chapter 5 of the Bankruptcy Code, including actions under one or more provisions of sections 542, 543, 544, 545, 546, 547, 548, 549, 550, 551, and 553.

                  1.7 "Ballot" means the ballot accompanying the Amended Supplement to the Second Amended Joint Disclosure Statement to which this Plan is an Exhibit, provided to each holder of a Claim or Partnership Interest entitled to vote to accept or reject this Plan.

                  1.8 "Balloting Agent" means the Person designated by the Debtor to receive Ballots and identified on the Ballot and to receive the Subscription Election Forms and identified on the Subscription Election Form.

                  1.9 "Balloting Deadline" means the date specified in the Ballot for the return of the Ballot to the Balloting Agent.

                  1.10 "Bank of America Litigation" means those claims of the Estate as asserted in the Original Complaint of the Official Committee of Unsecured Creditors in Adversary Proceeding No. 03-4212 before the Bankruptcy Court.

                  1.11 "Bankruptcy Case" means the bankruptcy case initiated by TPLP when it filed a voluntary petition under Chapter 11 of the Bankruptcy Code on July 20, 2003, enumerated as Case No. 03-40258-H3-11.

                  1.12 "Bankruptcy Code" means title 11 of the United States Code, section 101, et seq., as now in effect or as hereafter amended.

                  1.13 "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of Texas, Houston Division or, if such court ceases to exercise jurisdiction, the court that exercises jurisdiction over the Bankruptcy Case.

                  1.14 "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended and promulgated under section 2075 of title 28 of the United States Code, together with the local bankruptcy rules for the Bankruptcy Court as now in effect or as the same may from time to time hereafter be amended.

                  1.15 "Bar Date" means the date set as the last day for filing of proofs of Claim in the Bankruptcy Case, which was January 16, 2004 for governmental entities and January 20, 2004 for all others.

                  1.16 "Business Day" means any day which is not a Saturday, a Sunday or a "legal holiday" within the meaning of Bankruptcy Rule 9006(a).

                  1.17 "Cash Election" means the election available to the Record Date Holders of Eligible Allowed Unsecured Claims described in Option B of Section 5.5 and Article VIII.

                  1.18 "Cash Election Payment Amount" means the amount in cash that will be paid pursuant to the Cash Election to the Closing Date Holder of each Eligible Allowed Unsecured Claim with respect to which the Cash Election is validly elected.

                  1.19 "Claim" means a claim against the Debtor or its property, as such term is defined in section 101(5) of the Bankruptcy Code.

                  1.20 "Claimant" means the holder of any Claim against the Debtor or its property or any Partnership Interest.

                  1.21 "Class" means one of the categories of Claims or Partnership Interests established under Article III of this Plan pursuant to section 1122 of the Bankruptcy Code.

                  1.22 "Class 5 Distribution Shares" means the shares of Common Stock of New GP to be distributed to the holders of Remaining Allowed Unsecured Claims pursuant to this Plan.

                  1.23 "Class 5 Reserve" means the Class 5 Distribution Shares that have not at the time of determination been distributed to the holders of Remaining Allowed Unsecured Claims pursuant to this Plan and the portion of the Cash Election Payment Amounts that has not at the time of determination been distributed to the Validly Electing Holders pursuant to this Plan.

                  1.24 "Closing" means the closing described in Section 11.7 of the Plan.

                  1.25 "Closing Date" means the date of the Closing, as described in Section 11.7 of the Plan.

                  1.26 "Closing Date Holder" means the holder of a Claim as of the Closing Date.

                  1.27 "Collateral" means any property or interest in property of the Estate subject to a Lien, not otherwise subject to avoidance under the Bankruptcy Code, to secure the payment or performance of a Claim.

                  1.28 "Committee" means the Official Joint Committee of Unsecured Creditors appointed in the Bankruptcy Case pursuant to section 1102 of the Bankruptcy Code.

                  1.29 "Common Stock of New GP" means the Common Stock, par value $.01 per share, of New GP having substantially the rights set forth in Exhibit A of the Investment Agreement.

                  1.30     "Common Stock Right" has the meaning set forth in
Section 9.1.

                  1.31 "Common Stock Standby Commitment Amount" means an amount equal to the purchase price of the Common Stock of New GP to be purchased by the New Equity Investors pursuant to the standby commitment in the Investment Agreement in an amount equal to (i) $10,000,000 minus (ii) the aggregate purchase price (at $9.340033 per share) of the Common Stock of New GP purchased by holders of Eligible Allowed Unsecured Claims pursuant to the Rights Offering.

                  1.32 "Confirmation Date" means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

                  1.33 "Confirmation Hearing" means the hearing before the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be continued, rescheduled or delayed.

                  1.34 "Confirmation Order" means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, as such order may be amended, modified, or supplemented.

                  1.35 "Contingent Claim" means any Claim that has not matured and is dependent upon an event that has not occurred or may never occur.

                  1.36 "Convenience Claim" means any Claim or group of Claims (except those Remaining Allowed Unsecured Claims described in the last sentence of this definition) that otherwise would be an Allowed Unsecured Claim against the Debtor in an amount (or, in the case of a group of Claims of one holder, in an aggregate amount) (i) equal to or less than ten thousand dollars ($10,000) or (ii) greater than ten thousand dollars ($10,000) but which is reduced to ten thousand dollars ($10,000) by written election of the holder of such Claim or group of Claims made on a validly executed and timely delivered Ballot. For purposes of determining whether a Claim or group of Claims is a "Convenience Claim," all Allowed Unsecured Claims held by the same holder must be aggregated and treated as one Claim. If the aggregate amount of all such Allowed Unsecured Claims of a holder is greater than ten thousand dollars ($10,000), none of such Claims will be treated as a Convenience Claim unless the holder reduces the aggregate amount of all such Claims to ten thousand dollars ($10,000) by written election of the holder of such Claim or Claims made on a validly executed and timely delivered Ballot.

                  1.37 "Creditor" has the meaning set forth in Section 101(10) of the Bankruptcy Code.

                  1.38     "Debtor" means TPLP.

                  1.39 "Debtors" means, collectively with TPLP, Texas Petrochemical Holdings, Inc., TPC Holding, Petrochemical Partnership Holdings, and Texas Butylene, whose bankruptcy cases are being jointly administered with the Bankruptcy Case.

                  1.40 "Disallowed Claim" means a Claim or portion thereof that (i) has been disallowed by an Order of the Bankruptcy Court or other court of competent jurisdiction; (ii) is identified in the Schedules in an amount of zero dollars, or as contingent, unliquidated or disputed, and as to which a Proof of Claim was not filed by the Bar Date; or (iii) is not identified in the Schedules and as to which no Proof of Claim has been filed or deemed filed by the Bar Date.

                  1.41 "Disclosure Statement" means the Second Amended Joint Disclosure Statement with respect to this Plan, including all exhibits, appendices, schedules, and annexes attached thereto, as submitted by the Debtor pursuant to Section 1125 of the Bankruptcy Code and approved by the Bankruptcy Court, as such Joint Disclosure Statement may be amended, supplemented, or modified from time to time, and specifically including the Amended Supplement to the Second Amended Joint Disclosure Statement approved by the Bankruptcy Court to which this Plan is an Exhibit.

                  1.42 "Disputed Claim" means any Claim or any portion thereof that is a Contingent Claim or Unliquidated Claim, or any other Claim which has not become Allowed and which in each case is not a Disallowed Claim.

                  1.43     "Effective Date" means the date of the Closing.

                  1.44 "Eligible Allowed Unsecured Claim" means a Claim that is an Allowed Unsecured Claim or an Unsecured Claim which has been temporarily allowed for voting purposes by Order of the Bankruptcy Court, in each case on the Record Date. Only Record Date Holders of Eligible Allowed Unsecured Claims will have the opportunity to vote or choose one of the options available to holders of Class 5 Claims as provided in Section 5.5.

                  1.45 "Estate" means the estate created for the Debtor in its Bankruptcy Case pursuant to section 541 of the Bankruptcy Code.

                  1.46 "Exculpated Person" means the Debtor, the Committee and its individual members, the Debtor's Representatives, the Committee's Representatives, the New Equity Investors, and the Indenture Trustee's Representatives.

                  1.47 "Executory Contract" means, collectively, "executory contracts" and "unexpired leases" of the Debtor as such terms are used and contemplated under section 365 of the Bankruptcy Code.

                  1.48 "Final Cash Collateral Order" means the Stipulation and Final Order Authorizing Debtor's Limited Use of Cash Collateral Pursuant to 11 U.S.C. Section 363, Granting Replacement Liens and Adequate Protection to Certain Pre-Petition Secured Parties entered by the Bankruptcy Court on September 4, 2003.

                  1.49 "Final Decree" means the final decree entered by the Bankruptcy Court after the Effective Date pursuant to Bankruptcy Rule 3022.

                  1.50 "Final Distribution Date" means the date selected by the New GP, after consultation with the Committee if it exists at the time of such selection, on which all Class 5 Distribution Shares and all Cash Election Payment Amounts remaining in the Class 5 Reserve are distributed to Closing Date Holders of Remaining Allowed Unsecured Claims and Validly Electing Holders, respectively.

                  1.51 "Final Order" means a judgment, order, ruling, or other decree issued and entered by the Bankruptcy Court or by any state or other federal court or other tribunal having jurisdiction over the subject matter thereof which judgment, order, ruling, or other decree has not been reversed, stayed, modified, or amended and as to which (i) the time to appeal or petition for review, rehearing or certiorari has expired and as to which no appeal or petition for review, rehearing or certiorari is pending; or (ii) any appeal or petition for review, rehearing or certiorari has been finally decided and no further appeal or petition for review, rehearing or certiorari can be taken or granted.

                  1.52 "Governmental Unit" means a governmental unit as such term is defined in section 101(27) of the Bankruptcy Code.

                  1.53 "Indenture Trustee" means U.S. Bank National Association, as successor in interest to Fleet National Bank, in its capacity as the indenture trustee under the Indentures.

                  1.54 "Indentures" means that certain Indenture dated as of July 1, 1996 and that certain Indenture dated as of March 1, 1997, each by and between the Indenture Trustee and the Debtor, pursuant to which the Debtor issued the Senior Subordinated Notes.

                  1.55 "Initial Term Lender Payment" has the meaning specified in Section 5.3.

                  1.56 "Interim Distribution" means any distribution of a portion of the Cash Election Payment Amounts and Class 5 Distribution Shares to holders of Eligible Allowed

Unsecured Claims and Remaining Allowed Unsecured Claims, respectively, before the Final Distribution. The portion to be so distributed at any time shall be determined by the New GP after consultation with the Committee, if it exists at the time of determination of such portion, so as to leave in the Class 5 Reserve a sufficient portion of the Cash Election Payment Amounts and a sufficient number of the Class 5 Distribution Shares to satisfy, as provided in this Plan, all Unsecured Claims that are Disputed Claims or are undetermined on the Effective Date.

                  1.57 "Investment Agreement" means the Investment Agreement dated as of February 28, 2004, as amended from time to time, by and among TPLP and the New Equity Investors, providing for the New Equity Financing and the New Convertible Secured Notes Financing.

                  1.58 "Lien" means valid and enforceable lien, mortgage, security interest, pledge, charge, encumbrance, or other legally cognizable security device of any kind, which is not subject to avoidance or subordination under the Bankruptcy Code or other applicable law.

                  1.59 "New Board" shall mean the applicable board of directors of New GP or New LP on and after the Effective Date.

                  1.60 "New Convertible Secured Notes" means the $60,000,000 aggregate principal amount of the 7-1/4% Convertible Secured Notes due 2009 issued by the Debtor and convertible into Common Stock of New GP to be issued under an Indenture in substantially the form attached to the Investment Agreement as Exhibit D and sold pursuant to the New Convertible Secured Notes Financing and the Rights Offering.

                  1.61 "New Convertible Secured Notes Financing" means the purchase by the New Equity Investors pursuant to the Investment Agreement of New Convertible Secured Notes in an aggregate principal amount equal to the sum of
(i) $30,000,000 plus (ii) an amount equal to

(a) $30,000,000 minus (b) the amount of New Convertible Secured Notes purchased by holders of Eligible Allowed Unsecured Claims pursuant to the Rights Offering, all at a price of 100% of the principal amount thereof.

                  1.62 "New Equity Financing" means the purchase by the New Equity Investor pursuant to the Investment Agreement of Common Stock of New GP for an aggregate purchase price in cash equal to the sum of (i) $10,000,000, plus (ii) the Common Stock Standby Commitment Amount, plus (iii) plus the aggregate amount to be paid to holders of Eligible Allowed Unsecured Claims with respect to which the Cash Election is validly made if all such Eligible Allowed Unsecured Claims remain Allowed. The purchase price per share for shares purchased as described in clauses (i) and (ii) is $9.340033.

                  1.63 "New Equity Investor Cash Election Shares" means the shares of Common Stock of New GP purchased at the Closing by the New Equity Investors in consideration of their funding of the Cash Election.

                  1.64 "New Equity Investors" means Castlerigg Master Investments, Ltd. and RCG Carpathia Master Fund, Ltd.

                  1.65 "New GP" means a Delaware corporation to be newly organized by the Debtor, which is a joint participant in this Plan and which will be the general partner of the Reorganized Debtor as provided in this Plan and will be the sole member of New LP.

                  1.66 "New LP" means a Delaware limited liability company to be newly organized by the Debtor, which is a joint participant in this Plan and which will be the limited partner of the Reorganized Debtor as provided in this Plan.

                  1.67 "New Revolver" means a new revolving credit facility of the Debtor providing for borrowings of at least $50,000,000 provided by the New Revolving Lenders in form and substance satisfactory to the Debtor with the consent of the Committee, which will not be unreasonably withheld, and after consultation with the New Equity Investors.

                  1.68 "New Revolving Lenders" means the lenders that provide the New Revolver.

                  1.69     "Notes Right" has the meaning set forth in Section
9.1.

                  1.70 "Ordinary Course Administrative Claims" means Administrative Expense Claims incurred in the ordinary course of the Debtor's business on and after the Petition Date but shall not include: (i) any post-petition obligations which are past due or cure payments; (ii) any fees or expenses of "professional persons" (as that term is used in Section 327 of the Bankruptcy Code) and any expenses, compensation, or reimbursement requested pursuant to subsections 503(b)(2), (3), (4) or (5) of the Bankruptcy Code and any Committee members' expenses, which shall be subject to Bankruptcy Court approval; (iii) any taxes (including income, sales, use, property or other taxes); (iv) any Claims for breach of contract, tort, or other actionable conduct; and (v) any post-petition obligations incurred under Executory Contracts which are rejected pursuant to this Plan or prior to the Effective Date of this Plan.

                  1.71 "Other Secured Claim" means any Secured Claim other than the Secured Claims asserted by the Revolving Lenders and the Term Lenders.

                  1.72 "Oversubscription Available Shares" has the meaning set forth in Section 9.2.

                  1.73     "Oversubscription Right" has the meaning set forth in
Section 9.1.

                  1.74 "Partnership Interest" means any general partner interest, limited partner interest or other partnership or equity interest in the Debtor, any security convertible into or exchangeable for any such interest, and any option, warrant or other right to subscribe for or acquire any such interest, each as existing immediately prior to the Closing Date.

                  1.75 "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint ventures, trusts, unincorporated organizations, associations, governments, agencies or political subdivisions thereof, Governmental Units or other entities.

                  1.76     "Petition Date" means July 20, 2003.

                  1.77 "Petrochemical Partnership Holdings" means Petrochemical Partnership Holdings, Inc., a Delaware corporation that is on the date of this Plan the sole limited partner of TPLP and includes any limited liability company into which Petrochemical Partnership Holdings, Inc. may be converted as described in Section 11.2.

                  1.78 "Plan" means this Chapter 11 plan, either in its present form or as it may be altered, amended, modified or supplemented from time to time.

                  1.79 "Plan Documents" means the forms of charters and bylaws of New GP, the Investment Agreement, and such other documents determined by the Debtor with the consent of the Committee, which will not be unreasonably withheld, to be a Plan Document or required to be filed pursuant to this Plan, which shall be filed with the Bankruptcy Court on or before three (3) days before the date of the Confirmation Hearing. After a document, agreement or instrument has been filed as a Plan Document, the Debtor may not alter, amend or modify such Plan Document except with the consent of the Committee, which will not be unreasonably withheld.

                  1.80 "Priority Claim" means a Claim entitled to priority in payment under section 507(a) of the Bankruptcy Code, excluding any Claim that is an Administrative Expense Claim or a Priority Tax Claim.

                  1.81 "Priority Tax Claim" means a Claim entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

                  1.82 "Professional" means any Person employed or to be compensated pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code.

                  1.83 "Professional Claim" means a Claim by a Professional for compensation and/or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code in connection with an application made to the Bankruptcy Court in the Bankruptcy Case.

                  1.84 "Proof of Claim" means any proof of claim filed with the Bankruptcy Court with respect to the Debtor pursuant to Bankruptcy Rules 3001 or 3002

                  1.85 "Pro Rata" or "Pro Rata Share" means, except as provided in the following sentences, the same proportion that the amount of an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in such Class. When used in determining the number of shares of Class 5 Distribution Shares to be distributed at a particular time, or the amount of a distribution to be made on the Final Distribution Date, to Closing Date Holders of Remaining Allowed Unsecured Claims, "Pro Rata" or "Pro Rata Share" means the same proportion the amount of a Remaining Allowed Unsecured Claim bears to the aggregate amount of Remaining Allowed Unsecured Claims with respect to which such distribution is being made. When used in determining the portion of the Cash Election Payment Amounts to be distributed at a particular time to Closing Date Holders of Eligible Allowed Unsecured Claims with respect to which the Cash Election was validly elected, "Pro Rata" or "Pro Rata Share" means the same proportion the amount of each Eligible Allowed Unsecured Claim bears to the aggregate amount of Eligible Allowed Unsecured Claims with respect to which such distribution is being made. When used in determining the number of shares of Common Stock of New GP or New Convertible Secured Notes that may be subscribed for by the Record Date Holder of an Eligible Allowed Unsecured Claim, "Pro Rata" or "Pro Rata Share" means the same proportion the amount of an Eligible Allowed Unsecured Claim bears to the aggregate amount of Eligible Allowed Unsecured Claims.

                  1.86 "Record Date" means the date set by the Bankruptcy Court as the date for determining the holders of Claims entitled to vote to accept or reject this Plan. Only Record Date Holders of Claims that as of the Record Date are Allowed or temporarily allowed for voting purposes may vote.

                  1.87 "Record Date Holder" means the holder of a Claim as of the Record Date.

                  1.88 "Remaining Allowed Unsecured Claims" means all Allowed Unsecured Claims with respect to which cash is not received pursuant to the Cash Election.

                  1.89 "Reorganized Debtor" means TPLP on and after the Effective Date.

                  1.90 "Representative" means, with respect to any specified entity, the officers and directors (or their functional equivalents, if any), employees, agents, attorneys, accountants, financial advisors, other representatives, subsidiaries, Affiliates or any person who controls any of these within the meaning of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

                  1.91 "Revolving Lenders" means all of the lenders under the Credit Agreement among TPLP and guarantor affiliates, Bank of America, N.A., as agent, and certain other lenders, dated as of November 25, 2002.

                  1.92 "Rights Offering" means the rights offering described in and pursuant to Article IX.

                  1.93 "Rights Offering Common Stock" means 1,070,660 shares of Common Stock of New GP offered pursuant to the Rights Offering.

                  1.94 "Rights Offering Notes" means $30,000,000 aggregate principal amount of New Convertible Secured Notes offered pursuant to the Rights Offering.

                  1.95 "Schedules" means the schedules, statements and lists filed by the Debtor with the clerk of the Bankruptcy Court pursuant to Bankruptcy Rule 1007, as they have been or may be amended or supplemented from time to time.

                  1.96 "Secured Claim" means a Claim that is (i) secured as provided by section 506(a) of the Bankruptcy Code, in whole or in part, by a Lien on any assets of the Debtor that is not subject to avoidance or subordination under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of the value of the Collateral securing such Claim; or (ii) subject to setoff under section 553 of the Bankruptcy Code, but only to the extent of the amount subject to such setoff.

                  1.97 "Secured Tax Claim" means a Secured Claim of a Governmental Unit for taxes arising or accrued before the Petition Date.

                  1.98 "Senior Subordinated Notes" means the $225,000,000 Series A and Series B 11 1/8% Senior Subordinated Notes Due 2006 issued by the Debtor pursuant to the Indentures.

                  1.99 "Subordinated Claim" means a Claim that is subordinated as provided by section 510(b) or 510(c) of the Bankruptcy Code, or by order of the Bankruptcy Court.

                  1.100 "Subscription Election Deadline" means the date specified in the Subscription Election Form for the return of the Subscription Election Form to the Balloting Agent.

                  1.101 "Subscription Election Form" means the subscription election form accompanying the Amended Supplement to the Second Amended Joint Disclosure Statement to which this Plan is an Exhibit, pursuant to which Record Date Holders of Eligible Allowed Unsecured Claims may (i) indicate their election to exercise their Common Stock Rights and/or Oversubscription Rights and (ii) give their indications of interest with respect to the exercise of Notes Rights and the purchase of the related Rights Offering Notes.

                  1.102    "Term Lender Escrow" has the meaning set forth in
Section 5.3.

                  1.103 "Term Lenders" means all of the lenders under the Credit Agreement among TPLP and guarantor affiliates and Credit Suisse First Boston, dated as of November 25, 2002.

                  1.104 "Texas Butylene" means Texas Butylene Chemicals Corp., a Texas corporation, all of the stock of which is owned by TPLP.

                  1.105 "Texas Petrochemical Holdings, Inc." means Texas Petrochemical Holdings, Inc., a Delaware corporation that is on the date of this Plan the owner of all the equity securities of TPC Holding.

                  1.106 "TPC Holding" means TPC Holding Corp., a Delaware corporation that is on the date of this Plan the sole general partner of TPLP and includes any limited liability company into which TPC Holding Corp. may be converted as described in Section 11.2.

                  1.107 "TPLP" means Texas Petrochemicals LP, a Texas limited partnership, the debtor and debtor-in-possession in the Bankruptcy Case.

                  1.108 "Unliquidated Claim" means any Claim that is undetermined as to amount.

                  1.109 "Unsecured Claim" means any Claim that is not an Administrative Expense Claim, a Priority Claim, a Priority Tax Claim, a Convenience Claim, a Secured Claim, a Secured Tax Claim, a Subordinated Claim, or a Partnership Interest, which includes, but is not limited to, all Claims arising from the Senior Subordinated Notes, but which does not include the Indenture Trustee's Claim for its and its Representative's fees and expenses incurred in connection with the Indentures.

                  1.110 "Validly Electing Holder" means the Closing Date Holder of an Eligible Allowed Unsecured Claim with respect to which the Cash Election has been validly elected as provided in this Plan.